Exhibit 99.19

IMPORTANT NOTICE

You must read the following disclaimer before continuing. The following applies to the offering circular supplement following this notice (the “Offering Circular Supplement”), and you are therefore advised to read this disclaimer carefully before reading, accessing or making any other use of the Offering Circular Supplement. In accessing the Offering Circular Supplement, you agree to be bound by the following terms and conditions, including any modifications to them anytime you receive any information from us as a result of such access.

The Offering Circular Supplement has been prepared in connection with the proposed offering and sale of the shares (the “Shares”) also pursuant to transferable pre-emptive subscription rights (the “Rights”) described therein. The Offering Circular Supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person.

The Offering Circular Supplement may not be forwarded or distributed to any other person and may not be reproduced in any manner whatsoever. Any forwarding, distribution or reproduction of the Offering Circular Supplement, in whole or in part, is unauthorized. Failure to comply with this directive may result in a violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the applicable laws of other jurisdictions. If you have gained access to this transmission contrary to any of the foregoing restrictions, you are not authorized and will not be able to purchase any of the Shares.

Nothing in this electronic transmission constitutes an offer of securities for sale in any jurisdiction where it is unlawful to do so. The Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state of the United States or any other jurisdiction, and the Shares may not be offered or sold within the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities laws.

Reserved LME Tranche (as defined in the Offering Circular) investors should note that this exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Company (as defined below) is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the Company may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

You may not transmit the Offering Circular Supplement (or any copy of it or part thereof) or disclose, whether orally or in writing, any of its contents to any other person except with the explicit consent of the Joint Global Coordinators or the Co-Global Coordinator (as defined below). If you receive this document by e-mail, you should not reply by e-mail to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. If you receive this document by e-mail, your use of this e-mail is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.

Confirmation of your representation. In order to be eligible to view the Offering Circular Supplement or make an investment decision with respect to the Rights or the Shares described therein, you must (1) be a qualified institutional buyer (“QIB”) (within the meaning of Rule 144A under the Securities Act (“Rule 144A”)) or (2) be outside the United States or (3) only with respect to the New Shares, have a status that is otherwise consistent with an exemption from registration of the Rights and the Shares under the Securities Act. The Offering Circular Supplement is being sent at your request. By accepting this electronic transmission and accessing the Offering Circular Supplement, you shall be deemed to have represented to us that you consent to delivery of such Offering Circular Supplement by electronic transmission; and either:

(a)

you and any customers you represent are outside the United States and the e-mail address that you gave us and to which this Offering Circular Supplement has been delivered is not located in the United States, its territories and possessions (including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands), any state of the United States or the District of Columbia; or

(b)	you and any customers you represent are QIBs.

You are reminded that the Offering Circular Supplement has been delivered to you on the basis that you are a person into whose possession it may be lawfully delivered in accordance with the laws of jurisdiction in which you are located and you may not, nor are you authorized to, deliver the Offering Circular Supplement to any other person.

Under no circumstances shall the Offering Circular Supplement constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Shares, in any jurisdiction in which such offer, solicitation or sale would be unlawful. If a jurisdiction requires that the offering and sale of Shares be made by a licensed broker or dealer and the Joint Global Coordinators and the Co-Global Coordinator (as defined below) or any affiliate of theirs is a licensed broker or dealer in that jurisdiction, the offering and sale of the Shares shall be deemed to be made by them or such affiliate on behalf of Banca CARIGE S.p.A.—Cassa di Risparmio di Genova e Imperia (hereinafter “Banca Carige” or the “Company”), in such jurisdiction.

The Offering Circular Supplement has not been approved by an authorized person in the United Kingdom and is for distribution only to persons who: (i) have professional experience in matters relating to investments (being investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)); (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order; (iii) are outside the United Kingdom; or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This Offering Circular Supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Offering Circular Supplement relates is available only to relevant persons and will be engaged in only with relevant persons. No part of this Offering Circular Supplement should be published, reproduced, distributed or otherwise made available in whole or in part to any other person.

No person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the securities other than in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply.

This document and the offer described therein when made are only addressed to and directed at persons in member states of the European Economic Area who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive (Directive 2003/71/EC and amendments thereto, including Directive 2010/73/EU, to the extent implemented in the relevant Member State of the European Economic Area) and any implementing measure in each relevant Member State of the European Economic Area (“Qualified Investors”). In addition, in Italy, this document is being distributed only (a) to, and is directed only at, qualified investors as defined pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of May 14, 1999, as amended (the “Issuers’ Regulation”) implementing Article 100 of Consolidated Financial Act (“Italian Qualified Investors”) or (b) in any other circumstance where an express exemption from the regulations on offers to the public applies, including, without limitation as provided under Article 100 of the Consolidated Financial Act and Article 34-ter of the Issuers’ Regulation.

This document must not be acted on or relied on (i) in Italy, by persons who are not Italian Qualified Investors, (ii) in the United Kingdom, by persons who are not relevant persons, and (iii) in any member state of the European Economic Area other than the United Kingdom and Italy, by persons who are not Qualified Investors. Any investment or investment activity to which this document relates is available only to (i) in Italy, Italian Qualified Investors, (ii) in the United Kingdom, relevant persons, (iii) in any member state of the European Economic Area other than Italy and the United Kingdom, Qualified Investors and (iv) in the United States, QIBs, and, in each case, will be engaged in only with such persons.

Neither Credit Suisse Securities (Europe) Limited (“Credit Suisse”), Deutsche Bank AG, London Branch (“Deutsche Bank”, and, together with Credit Suisse, the “Joint Global Coordinators”), nor Barclays Bank PLC (the “Co-Global Coordinator”, and, together with the Joint Global Coordinators, the “Guarantors”) or any of their respective affiliates, or any of their respective directors, officers, employees or agents accepts any responsibility whatsoever for the contents of this document or for any statement made or purported to be made by it, or on its behalf, in connection with the Company, the Rights, the Shares or the Offering (as defined in the Offering Circular Supplement). The Joint Global Coordinators, the Co-Global Coordinator and their respective affiliates accordingly disclaim all and any liability whether arising in tort, contract, or otherwise which they might otherwise have with respect to such document or any such statement. No representation or warranty express or implied, is made by any of the Joint Global Coordinators or the Co-Global Coordinator or any of their respective affiliates as to the accuracy, completeness, reasonableness, verification or sufficiency of the information set out in this document.

Each of the Joint Global Coordinators and the Co-Global Coordinator is authorized in the United Kingdom by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority, and is acting exclusively for the Company and no one else in connection with the Offering. They will not regard any other person (whether or not a recipient of this document) as their respective clients in relation to the Offering and will not be responsible to anyone other than the Company for providing the protections afforded to their respective clients nor for giving advice in relation to the Offering or any transaction or arrangement referred to herein.

The Offering Circular Supplement has been sent to you in an electronic form. You are reminded that documents transmitted through this medium may be altered or changed during the process of electronic transmission, and consequently, none of the Joint Global Coordinators, the Co-Global Coordinator, any person who controls any of the Joint Global Coordinators or the Co-Global Coordinator, us or any of our subsidiaries, nor any director, officer, employee, agent or affiliate of any of the foregoing entities and persons, accepts any liability or responsibility whatsoever with respect to any difference between the Offering Circular Supplement distributed to you in electronic format and the hard copy version available to you on request from the Joint Global Coordinators and the Co-Global Coordinator.

THIS DOCUMENT IS SUPPLEMENTAL TO AND MUST BE READ IN CONJUNCTION WITH THE OFFERING CIRCULAR DATED NOVEMBER 22, 2017, RELATING TO THE PROPOSED OFFERING OF UP TO 55,797,699,840 NEW ORDINARY SHARES OF BANCA CARIGE S.p.A.—CASSA DI RISPARMIO DI GENOVA E IMPERIA

OFFERING CIRCULAR SUPPLEMENT	CONFIDENTIAL NOT FOR GENERAL CIRCULATION IN THE UNITED STATES

Banca CARIGE S.p.A.

Cassa di Risparmio di Genova e Imperia

(incorporated in the Republic of Italy as a joint stock company)

This offering circular supplement (the “Offering Circular Supplement”) should be read in conjunction with the Offering Circular dated November 22, 2017 before making a decision whether to purchase any of the New Shares (as defined in the Offering Circular) of the Company. Terms defined in the Offering Circular have the same meaning when used in this Offering Circular Supplement. References to titled sections in this Offering Circular Supplement are to the relevant sections of the Offering Circular. Shareholders and purchasers of Rights must not: (i) use this Offering Circular Supplement for any other purpose; (ii) make copies of any part of this Offering Circular Supplement or give a copy of it to any other person; or (iii) disclose any information in this Offering Circular Supplement to any other person.

We have prepared this Offering Circular Supplement and are solely responsible for its contents. Investors are responsible for making their own examination of the Company and their own assessment of the merits and risks of investing in New Shares of the Company. By subscribing our New Shares, investors will be deemed to have acknowledged that they have reviewed this Offering Circular Supplement in conjunction with the Offering Circular.

The Guarantors and their respective affiliates accept no responsibility whatsoever for the contents of this document or for any statement made or purported to be made by it, or on its behalf, in connection with the Company or the Rights or the New Shares. The Guarantors and each of their respective affiliates, each accordingly disclaims all and any liability whether arising in tort, contract or otherwise which they might otherwise have in respect of such document or any such statement. No representation or warranty express or implied, is made by the Guarantors and each of their respective affiliates as to the accuracy, completeness, fairness or sufficiency of the information set out in the offering circular. The Guarantors and their respective affiliates accept no responsibility or liability for any such information or opinions.

Neither this electronic transmission nor the attached Offering Circular Supplement constitutes or contains any offer to sell or invitation to subscribe or make commitments for or in respect of any securities in any jurisdiction where such an offer or invitation would be unlawful. Each of the Guarantors and each of their respective affiliates is acting exclusively for the Company and will not regard any other person (whether or not a recipient of the Offering Circular) as its clients in relation to the Capital Increase and will not be responsible to anyone other than the Company for providing the protections afforded to its clients nor for giving advice in relation to the offer or any transaction or arrangement referred to in the attached offering circular.

The following information supplements, amends and revises the information provided in the Offering Circular dated November 22, 2017 relating to the proposed Offering of up to 55,797,699,840 New Shares of the Company and therefore should be read carefully in conjunction with the Offering Circular.

Neither the Rights nor the New Shares have been, or will be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state in the United States. In the United States, the Rights and the New Shares will be offered for sale only to qualified institutional buyers (“QIBs”) as defined in Rule 144A (“Rule 144A”) under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or, only with respect to the New Shares, under Rule 144A or another exemption from the registration requirements of the Securities Act. Outside the United States, such securities may be offered or sold to certain qualified investors in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”).

Reserved LME Tranche (as defined in the Offering Circular) investors should note that this exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Company (as defined below) is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the Company may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases. For a description of restrictions on transfer and resales, see “Transfer Restrictions” and “Plan of Distribution—Selling Restrictions”, in each case of the Offering Circular.

By exercising the Rights or purchasing New Shares, prospective investors will be deemed to have made the acknowledgments, representations, warranties and agreements set out under “Transfer Restrictions” and “Plan of Distribution—Selling Restrictions”.

All time references in this paragraph and throughout this Offering Circular Supplement are to CET unless indicated otherwise.

Joint Global Coordinators
Credit Suisse		Deutsche Bank

Co-Global Coordinator

Barclays

The date of this Offering Circular Supplement is December 11, 2017

AMENDMENTS TO THE OFFERING CIRCULAR

This Offering Circular Supplement relates to (i) the entering into an agreement relating to the disposal of the Company’s Euro 1.2 billion NPL portfolio for an amount equal to Euro 265,538,524.50, which is subject to the payment of the purchase price (which shall be paid on December 22, 2017 and, in any event, no later than December 27, 2017) and entering into a preliminary agreement relating to the sale of the Company’s recovery platform to Credito Fondiario S.p.A. for an amount equal to Euro 31,000,000, which is subject to the satisfaction or waiver of certain conditions precedent by and no later than June 30, 2018; (ii) the entering into a transfer agreement regarding the controlling stake of 80.1% in Creditis Servizi Finanziari S.p.A. with Chenavari Investment Managers for an amount equal to Euro 80.1 million, which is subject to the satisfaction of certain conditions precedent by July 31, 2018 which deadline may be postponed, upon the request of one of the parties, for an additional four months.

Although the aforementioned contracts have already been finalized in execution of the Business Plan, as at the date of this Offering Circular Supplement there remains the uncertainty regarding the effectiveness of these contracts and the impact of the same on the economic and financial situation of the Group. In addition, given the reciprocal conditionality and interrelatedness of these contracts and the underwriting arrangements, notwithstanding the finalization of the aforementioned agreements, the underwriting structure and therefore the subscription in full of the Capital Increase remain uncertain.

In particular, this Offering Circular Supplement supplements the information provided in the Offering Circular as specified below:

1.	Recent Developments

On page 2 of the Offering Circular, the section entitled “Recent Developments” is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“For the period ended December 31, 2017, we predict a significant loss for our Group which includes also the negative impacts deriving from the disposal of the Company’s NPL portfolio in a gross amount of Euro 1.2 billion, as indicated in the Pro Forma Financial Information (pursuant to the Pro Forma Financial Information the contribution to the Company’s net result deriving from the disposal of the Euro 1.2 billion (gross) NPL portfolio will be a loss in an amount equal to Euro 125,983,000). For more information, see “Risk Factors—Our future profitability is uncertain” (as amended pursuant to this Offering Circular Supplement) and “Annex D—The Carige Group’s 2017-2020 Business Plan—Key Projections”.

In the fourth quarter of 2017, we expect that our results will benefit from the disposal of the Milan Property and the merchant book, as well as the conclusion of the LME transaction. The fourth quarter of 2017 will also be affected by the ~~positive~~ negative impact on ~~staff~~ costs ~~of reducing~~ associated with the reduction in personnel ~~staffing~~ in the last part of 2017.

The items relating to net interest income, and net commissions, which for the nine-month period ended September 30, 2017 amounted to approximately Euro 360 million, already excluded the contribution of Creditis classified from the non-current assets held for sale, and the forecasts for the three-month period ending December 31, 2017 are predicted to be in line with the trends of the first nine months.

On October 4, 2017, the ECB launched a public consultation on an addendum to the guidelines for banks on NPLs of March 20, 2017. The draft addendum specifies the expectations for minimum prudential provisioning levels by the Supervisory Authority, for all new exposures classified as non-performing as of January 1, 2018. More specifically, the ECB expects banks to fully cover the unsecured portion of new NPLs at the latest after two years and the secured portion after a maximum of seven years. See “Risk Factors—Our Group may be unable to fully or successfully implement its business plan which was approved in September 2017”.

On October 31, 2017, we signed a preliminary sale contract with Antirion SGR S.p.A., and on November 16, 2017, we signed a final sale contract, for the disposal of the Milan Property for a total amount of Euro 107.5 million. See “—Material Agreements—Disposal of the Milan Property”. On October 31, 2017, we received a letter from the ECB in relation to the 2017 SREP, in which they highlighted several weaknesses and points of attention in relation to our Group. See “—History and Recent Developments—SREP 2017—SREP 2017 Communication from the ECB of October 31, 2017”.

On December 6, 2017, the Company has entered into ~~exclusive negotiation with Credito Fondiario S.p.A., until December 5, 2017, for the sale of the portfolio of Bad Loans for approximately Euro 1.2 billion, and for the servicing platform. No agreement has yet been reached on the definitive terms of such transaction, and the Company’s estimate as set out in the business plan of the sale of the portfolio of Bad Loans for Euro 1.4 billion remains unchanged~~ an agreement for the disposal by the Company to Credito Fondiario S.p.A. of a Euro 1.2 billion (gross amount) NPL portfolio and the recovery platform, for amounts equal to Euro 265,538,524.50 and Euro 31,000,000, respectively. The sale of the Company’s Euro 1.2 billion NPL portfolio is expected to close by the end of 2017, while the sale of the recovery platform is expected to be executed by the first half of 2018. The Company and Credito Fondiario S.p.A. have entered into a preliminary agreement for the disposal of the recovery platform in which is expected to complete in the first semester of 2018. Certain significant terms of the agreement have yet to be agreed by the parties. Such terms, regarding, among others, the exact scope of the disposal, the valuation of the business unit, the servicing contracts and the volumes of loans (including the volumes of Unlikely to Pay Loans) to be managed are expected to be finalized in the first half of 2018. The economic conditions relating to the sale of the Company’s Euro 1.2 billion NPL portfolio and the recovery platform are better than those provided for in the Business Plan and do not, on the whole, substantially change the forecasts of the Business Plan. The Company still expects to structure the sale of an additional NPL portfolio for Euro 200 million by December 31, 2017 (with completion expected to occur in the first quarter of 2018). For more information, see “Material agreements— Sale of the NPL Portfolio ”, as supplemented by this Offering Circular Supplement.

In August, the process of selling our shareholding in Creditis commenced, and, at the end of a first nonbinding phase, on October 10, 2017, six non-binding offers were received from potential investors, primarily financial institutions, including international ones. Such investors were invited to the second phase of the competitive process, which had a deadline for the receipt of binding bids expiring on November 20, 2017. ~~In the coming days, the Company plans to identify the bidder with which to enter into exclusive negotiations. The completion of the operation is scheduled for 2018.~~ On December 6, 2017, the Company and Chenavari Investment Managers entered into an agreement relating to the sale by the Company to Chenavari Investment Managers of the Company’s controlling stake of 80.1% in Creditis for an amount of Euro 80.1 million. This contract envisages a multi-year distribution agreement with the Group’s network. The economic and financial conditions relating to the sale of the Company’s controlling stake of 80.1% in Creditis are substantially in line with the provisions of the Business Plan. For more information, see “Material agreements—Sale of the shareholding held in Creditis”, as supplemented by this Offering Circular Supplement.

Although the aforementioned contracts relating to the disposals of the Euro 1.2 billion NPL portfolio, the recovery platform and Creditis have already been finalized in execution of the Business Plan, as at the date of this Offering Circular Supplement there remains the uncertainty regarding the effectiveness of these contracts and the impact of the same on the economic and financial situation of the Group. In addition, given the reciprocal conditionality and interrelatedness of these contracts and the underwriting arrangements, notwithstanding the finalization of the aforementioned agreements, the underwriting structure and therefore the subscription in full of the Capital Increase remain uncertain.

In July 2017, the process of sale of the merchant book business was initiated, which has led to the receipt of a binding offer during October 2017. Negotiation is currently underway as to the terms of the sale and related trade agreements.

In the days leading up to the launch of the Capital Increase, the Company has experienced a heightened strain on its liquidity position resulting from uncertainty surrounding the launch of the Capital Increase.”

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2.	Summary – Summary of the Offering – Use of Proceeds

On page 8 of the Offering Circular, the description against “Use of Proceeds” will be amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“We estimate that the net proceeds from the Capital Increase will be approximately Euro ~~448.3 million~~ 447.8 million, assuming all of the offered New Shares are subscribed for. Total expenses related to the Capital Increase, including fees payable to the Joint Global Coordinators and the Co-Global Coordinator and other costs, are expected to amount to approximately Euro ~~51.7 million~~ 52.2 million.”

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3.	Risk Factors

(a)	Under the risk factor entitled “If we are unable to achieve the Capital Increase, we may be subject to additional measures by the Supervisory Authorities, including the resolution tools under the BRRD, which may result in Shareholders’ investments being canceled or substantially reduced”, the second paragraph on p. 29 of the Offering Circular shall be amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“Given the Group’s portfolio of NPLs, as well as the decisions of the ECB in December 2016 and the requests made by the ECB on July 3, 2017, our board of directors approved NPL management strategy guidelines and capital strengthening measures aimed at implementing the de-risking and de-leveraging or disposal of a number of assets. The Business Plan, published by the Company on September 14, 2017 included the following planned disposals: (i) readily marketable assets such as high prestige real estate property; (ii) the 100% stake held in the group consumer credit company Creditis Servizi Finanziari S.p.A. On December 6, 2017 the Company entered into an agreement with Chenavari Investment Managers for the sale of the controlling stake of 80.1% in Creditis for an amount equal to Euro 80.1 million; ~~and~~ (iii) a portfolio of secured and unsecured NPLs with a gross book value (“GBV”) of up to approximately Euro 1.4 billion and the business consisting in a platform for the collection of NPLs. On December 6, 2017 the Company entered into an agreement with Credito Fondiario S.p.A. for the disposal of a Euro 1.2 billion (gross) NPL portfolio and the recovery platform; and (iv) and the merchant book. “

(b)	Under the risk factor entitled “The disposal of the Company’s Euro 1.2 billion NPL portfolio may not realize the value currently anticipated, and there is no assurance that such disposal will take place”, the ninth paragraph on page 33 of the Offering Circular shall be amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~

“The ~~Bad Debt~~ NPL portfolio to be sold had a GBV of approximately Euro 1.4 billion as of March 31, 2017. The planned sale is expected to take place at a price established on the basis of discounted cash flows that will be generated from recovery of the loans, which vary based on the assets underlying the portfolio, and which will include a discount component representative of the estimated performance by the buyer.

In order to maximize the economic value of the disposal, the disposal process has been divided into two distinct phases:

(i) an initial non-binding first stage, during which 15 non-binding offers were received from potential investors. The bids were mainly based on an analysis of the assets and a so-called loan tape containing more detailed information on the underlying receivables; and

(ii) a second phase (“Binding”) in which a shortlist of five investors was selected on the basis of their nonbinding offers (“Non Binding Offers”), which ~~will end~~ has ended in November, with the ~~possible~~ receipt of ~~a~~ binding offers (“Binding Offer”). The potential investors involved at this stage are represented by national and foreign groups specializing in bad loan portfolios and NPL management platforms with a significant track record in similar transactions. The Binding Offers ~~will be~~ were based on the information that potential investors received through access to a virtual dataroom containing an updated loan tape and interviews with our management.

~~As of the date of this Offering Circular, there is uncertainty regarding the structure of the disposal, the Binding Offer that will be received, the scope of the Binding Offer and the assessments that ultimately govern the conditions to which such Binding Offer will be subject.~~

~~The Company does not anticipate significant delays of the Binding phase, although an extension may be required. In any case, after receipt of the Binding Offer in November, the Company will examine the offers the Company may select one or more potential investors to enter into an exclusive negotiation phase depending on the terms of the Binding Offer.~~

~~Following the process described above, the Company has entered into exclusive negotiations with Credito Fondiario S.p.A., until December 5, 2017, for the sale of the portfolio of Bad Loans for approximately Euro 1.2 billion, and for the sale of the recovery platform. No definitive agreement has yet been reached, and the Company’s estimate as set out in the Business Plan of the sale of the portfolio of Bad Loans for Euro 1.4 billion remains unchanged.~~

On December 6, 2017, following a review of Binding Offers, the Company and Credito Fondiario S.p.A. entered into a sale agreement for the Company’s Euro 1.2 billion (gross) NPL portfolio and recovery platform. The sale of the Company’s Euro 1.2 billion NPL portfolio is expected to close by the end of 2017, while the sale of the recovery platform is expected to be executed by the first semester of 2018.

In relation to the disposal of the Company’s recovery platform, the Company and Credito Fondiario S.p.A. have entered into a preliminary agreement for the disposal of the recovery platform in which is expected to be finalized in the first half of 2018. Certain significant terms of the agreement have yet to be agreed by the parties. Such terms, regarding, among others, the exact scope of the disposal, the valuation of the business unit, the servicing contracts and the volumes of loans (including the volumes of Unlikely to Pay Loans) to be managed are expected to be finalized in the first half of 2018. The economic conditions relating to the sale of the Company’s Euro 1.2 billion NPL portfolio and the recovery platform do not, on the whole, involve any substantial changes to the provisions of the Business Plan. The Company still expects to structure the sale of an additional NPL portfolio for Euro 200 million by December 31, 2017 (with completion expected to occur in the first quarter of 2018).

The agreement relating to the disposal of the Company’s Euro 1.2 billion NPL portfolio is subject to the payment of the purchase price (which shall be paid on December 22, 2017 and, in any event, no later than December 27, 2017) and the preliminary agreement relating to the sale of the Company’s recovery platform is subject to the satisfaction or waiver of certain conditions precedent by and no later than June 30, 2018.

We expect to complete the sale of the recovery platform by the end of the first ~~quarter~~ half of 2018. This transaction is expected to have an impact on our expected results for the fourth quarter of 2017 as a result of the increase in ~~value~~ adjustments and losses resulting from the disposal.

In the Unaudited Interim Consolidated Financial Statements as of and for the nine months ended September 30, 2017, the loan portfolio in relation to ~~future~~ the disposal has not been valued at fair value, and on September 30, 2017, our Group applied, for the purposes of the credit assessment, the criteria set out in its accounting models based on the ordinary credit recovery strategy. The abovementioned disposal of loans may require further valuation adjustments in the income statement in relation to such loans, which could have a material adverse effect on our and/or the Group’s business, financial condition and results of operations.

For more information, see “Material agreements— Sale of the NPL Portfolio”, as supplemented by this Offering Circular Supplement.”

(c)	Under the risk factor entitled “The asset disposals provided for in the Business Plan is likely to affect our future profitability”, on page 34, the second paragraph is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

•	“Net interest income of Euro 40.5 million for the year ended December 31, 2016, and Euro 29.6 million for the period ended September 30, 2017;

•	Net fee and commission income of Euro 42.3 million for the year ended December 31, 2016 and Euro 31.1 million for the period ended September 30, 2017; and

•	Profit of Euro 25.4 million for the year ended December 31, 2016 and Euro 18.9 million for the period ended September 30, 2017.

On December 6, 2017, the Company and Chenavari Investment Managers entered into an agreement relating to the sale of the Company’s controlling stake of 80.1% in Creditis for an amount of Euro 80.1 million. This contract envisages a multi-year distribution agreement with the Group’s network. The economic and financial conditions relating to the sale of the Company’s controlling stake of 80.1% in Creditis are substantially in line with the provisions of the Business Plan. For additional information, see “Material Contracts—  Sale of the shareholding held in Creditis”. The agreement regarding the controlling stake of 80.1% in Creditis is subject to the satisfaction of certain conditions precedent by July 31, 2018 which deadline may be postponed, upon the request of one of the parties, for an additional four months.”

(d)	Under the risk factor entitled “Our future profitability is uncertain”, on page 35, the second paragraph is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“The Business Plan provides for a set of interventions which we believe, if realized together with other measures provided, will enable our return to profitability, specifically through the improved contribution of income from interest margin and net commissions and fees, a further reduction in operating expenses and renewed credit management policies. A set of actions has been identified intended to relaunch business, also for the purpose of realigning the level of profitability with that of the Group’s main competitors, including the transfer of the Company’s Euro 1.2 billion NPL portfolio mentioned above and a broader strategy relating to Unlikely-to-Pay portfolios. As a result of the probable losses associated with the imminent disposal of the ~~Bad Loan~~ NPL portfolio, which was not reflected in the interim report at September 30, 2017, will only be recognized in the financial statements as of December 31, 2017, i.e., after the expected completion of the Capital Increase. In addition, we expect that in the fourth quarter of 2017 our loan adjustments will increase significantly due to the planned disposal transaction of up to Euro 1.~~4~~ billion and the actions aimed at increasing the coverage levels also taking into account the coverage targets required by the ECB. For the fourth quarter of 2017, we also expect our personnel expenses to increase due to the reduction of staff started in the last part of the current year. Therefore, we expect to record significant losses for the 2017 financial year. See “Summary—Recent Developments” and “Annex D—The Carige Group’s 2017-2020 Business Plan—Key Projections”. ”

(e)	Under the risk factor entitled “This Offering Circular contains pro forma financial information which includes retrospective adjustments to historical figures and may not be indicative of the Group’s future results”, on page 48, the first paragraph is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“This Offering Circular includes the pro forma consolidated balance sheet, income statement and consolidated statement of cash flows as of and for the periods ended September 30, 2017 and December 31, 2016 (the “Pro Forma Consolidated Financial Information”) and explanatory notes prepared solely for illustrative purposes to reflect the effects of the sale of the property in Milan located in Corso Vittorio Emanuele II (the “Milan Property”), the LME, the Capital Increase for an amount of Euro 500 million and the disposal of the Company’s Euro 1.2 billion NPL portfolio and the disposal of its controlling stake of 80.1% in Creditis.”

(f)	Under the risk factor entitled “This Offering Circular contains pro forma financial information which includes retrospective adjustments to historical figures and may not be indicative of the Group’s future results”, on page 49, the first paragraph is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“The information in the Pro Forma Consolidated Financial Information reflects the aspects of the sale of the Milan Property, the LME, ~~and~~ the Capital Increase of Euro 500 million, the disposal of the Company’s Euro 1.2 billion NPL portfolio and the disposal of its controlling stake of 80.1% in Creditis, although some of these will not have been completed or not yet defined in detail at the date of this Offering Circular. As such, the impact of such transactions could differ significantly from that represented in the Pro Forma Consolidated Financial Information.”

(g)

Under the risk factor entitled “The Guarantors’ and Equita’s obligation to subscribe for the New Shares is based on a Guarantee Agreement and the Equita Agreements, which the Guarantors and Equita can terminate under certain circumstances; if the Capital Increase is not fully subscribed and the Guarantee Agreement and/or one or both of the Equita Agreements terminated, the Company may be subject to measures under the BRRD and investors may lose part or all of their investment”, on page 49, the first paragraph is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“Pursuant to the above-mentioned agreements and subject to the terms thereof, if the Rights Offering following the Second Exercise Date will not be fully subscribed, the ~~Remaining Underwritten~~ New Shares (~~i.e., the New Shares, net of the Shareholders’ Commitments) would be subscribed in the following order of priority:~~not subscribed in the Rights Offering will be subscribed pari passu by the Guarantors and Equita, pro rata, pursuant to the Guarantee Agreement and the Equita Proportional Agreement after the following deductions: first, pursuant to the Malacalza Investimenti Option, if exercised; second by Equita pursuant to the Equita First Allocation Agreement; and third, net of any New Share subscribed by Eligible LME Investors pursuant to the Reserved LME Tranche. ~~pari passu and pro rata by the Guarantors and Equita pursuant to the Guarantee Agreement and the Equita Proportional Agreement.~~”

***

4.	Use of Proceeds

On page 73 of the Offering Circular, the first paragraph is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“We estimate that the net proceeds from the Capital Increase will be approximately Euro ~~448.3 million~~447.8 million, assuming that all of the offered New Shares are subscribed for (including the Reserved LME Tranche). Total gross expenses related to the Capital Increase, including fees payable to the Guarantors and Equita and other costs, including those relating to the structure of the transaction are expected to amount to approximately Euro ~~51.7 million~~ 52.2 million, Euro 14.7 million of which the Company expects will be payable regardless of the completion of the Capital Increase.”

***

5.	Capitalization and Indebtedness

On pages 74 to 75 of the Offering Circular, the information is hereby amended as follows, with new text underlined and deleted text shown in strikethrough:

“The following table sets forth capitalization of the Company and its subsidiaries as of September 30, 2017 on a historical basis and adjusted to reflect the effects of (i) the disposal of the Milan property, (ii) the LME Transaction, ~~and~~ (iii) the Capital Increase in cash for Euro 500 million, (iv) the sale of the Company’s Euro 1.2 billion NPL Portfolio and (v) the sale of 80.1% share of Creditis (included in the Unaudited Pro Forma Consolidated Financial Information) as if such events had occurred on September 30, 2017. The historical consolidated financial information has been derived from the 2017 Unaudited Interim Consolidated Financial Statements prepared in accordance with IFRS included elsewhere in this Offering Circular.

Prospective investors should read this table in conjunction with the sections “Presentation of Financial Data and Other Information”, “Risk Factors”, “Reasons for the Offering Share Capital Increase”, “Use of Proceeds”, “Selected Consolidated Financial Information”, “Unaudited Pro Forma Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	As of September 30, 2017 (unaudited)	Adjustments	As Adjusted (1)
		(in Euro thousands)
Current account and demand deposit	12,171,891	4,056	~~12,171,891~~ 12,175,947	(2)
Term deposits	1,551,197		1,551,197

	As of September 30, 2017 (unaudited)	Adjustments	As Adjusted (1)
		(in Euro thousands)
Loans	4,475		4,475
Other payables	159,508		159,508

Due to customers	13,887,071	4,056	~~13,887,071~~ 13,891,127	(2)
Securities issued	4,002,056	(282,999)	3,719,057	(23)
Financial liabilities designated at fair value through profit and loss	374,241		374,241

Direct deposits	18,263,368	(278,943)	~~17,980,369~~ 17,984,425	(2)

Due to central banks	3,500,000		3,500,000
Current account and demand deposit	89,274		89,274
Term deposit	205,009		205,009
Loans	377,039		377,039
Other payables	30,468		30,468

Due to banks	4,201,790		4,201,790
Due from banks	(2,657,408)		(2,657,408)

Net interbank	1,544,382		1,544,382

Net equity Group	1,908,724	600,634~~682,511~~	2,509,358~~2,509,235~~	(3)

(1)	Figures in this column reflect the Unaudited Pro Forma Consolidated Financial Information. Such information addresses a hypothetical situation and therefore does not represent the Group’s actual financial position or results. Consequently, such information may not be indicative of the Group’s total capitalization as of the date of this Offering Circular or any prior date. Investors are cautioned not to place undue reliance on this hypothetical information.
(2)	The item “Current account and demand deposit” included in Unaudited the Pro Forma Consolidated Financial Information amounts to Euro 4,056 thousand. Therefore, the amount of “Due to customers” is equal to Euro ~~13,887,071~~ 13,891,127 thousand.
(~~2~~3)	The item “Securities Issued” included in Unaudited the Pro Forma Consolidated Financial Information amounts to Euro 3,719,057 thousand. Therefore, the amount of “Direct deposits” is equal to Euro 17,980,369 thousand. Therefore after the adjustment of the items “Current account and demand deposit” and “Securities Issued” the amount of “Direct deposits” is equal to Euro ~~18,263,368~~ 17,984,425 thousand.
(~~3~~4)	The item “Net equity Group” included in Unaudited the Pro Forma Consolidated Financial Information amounts to Euro 2,509,358~~2,591,235~~ thousand, including (i) Euro 61,769 thousand relating to the pro-forma adjustments attributable to the disposal of the Milan Property, (ii) Euro 158,259 thousand relating to the pro forma adjustments attributable to the LME Transaction, ~~and~~ (iii) Euro ~~462,171~~462,171 thousand relating to the pro forma adjustments attributable to the Capital Increase, (iv) Euro (125,983) thousand related to the sale of the NPL Portfolio and (v) Euro 44,418 thousand for the sale of 80.1% share of Creditis. See “Unaudited Pro Forma Consolidated Financial Information”.

Pro-forma Liquidity Coverage Ratio and Pro-forma CET 1

Pro-forma Liquidity Coverage Ratio and Pro-forma CET 1 of the Group, assuming the disposal of the Milan Property, the LME transaction, ~~and~~ the Capital Increase in cash for the amount of Euro 500 million, the sale of the NPL Portfolio and the Sale of 80.1% of Creditis occurred on September 30, 2017 and December 31, 2016, respectively, are as follows.

	September 30, 2017 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (D)	Sale of 80.1% Creditis (F)	September 30, 2017 Pro-forma (G ~~E~~) = (A+B+C+D+E+F)
LCR	125%	5.8%	(3.5%)	24.4%	13%	10.6%	~~151,7%~~ 175.3%

	September 30, 2017 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (D)	Sale of 80.1% Creditis (F)	September 30, 2017 Pro-forma (G ~~E~~)=(A+B+C+D+E+F)
CET 1	10.4%	0.4%	1.1%	2.9%	(0.5)%	0.6%	~~14,8%~~ 14.9%

	December 31, 2016 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (E)	Sale of 80.1% Creditis (F)	December 31, 2016 Pro-forma (G ~~E~~)=(A+B+C+D+E+F)
LCR	124.0%	6.2%	(3.7%)	25.7%	14.9%	12.0%	~~152,2%~~ 179.1%

	December 31, 2016 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (E)	Sale of 80.1% Creditis (F)	December 31, 2016 Pro-forma (G ~~E~~) = (A+B+C+D+E+F)
CET 1	11.4%	0.5%	1.1%	2.7%	(0.7)%	0.6%	~~15,7~~ 15.6%

***

6.	The Transaction

On page 78 of the Offering Circular, the second paragraph is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“The Transaction, in turn, is a key component of a series of measures aimed at strengthening our regulatory capital which are set out in the Business Plan, including the Capital Increase, the LME, as well as the disposal of certain of our assets approved by our board of directors on July 3, 2017 including the planned sale of an additional NPL portfolio for up to approximately Euro 1.4 billion, the NPL management platform, a number of prestigious real estate assets, in particular, two buildings located on Corso Vittorio Emanuele, Milan and Via Bissolati, Rome, a divestment of our 100% holding in Creditis S.p.A. and the disposal of the “merchant book”, i.e. the collection services relating to Point of Sale (“POS”) agreements. For a detailed description of the related capital strengthening measures, the ECB approval and the conditions associated with the Transaction, see “Business—History and Recent Developments”. See also “Risk Factors—If we are unable to achieve the Capital Increase, we may be subject to additional measures by the Supervisory Authorities, including the resolution tools under the BRRD, which may result in Shareholders’ investments being canceled or substantially reduced” and “Risk Factors—The Guarantors’ and Equita’s obligation to subscribe for the New Shares is based on a Guarantee Agreement and the Equita Agreements, which the Guarantors and Equita can terminate under certain circumstances; if the Capital Increase is not fully subscribed and the Guarantee Agreement and/or one or both of the Equita Agreements terminated, the Company may be subject to measures under the BRRD and investors may lose part or all of their investment”.”

***

7.	Unaudited Pro-Forma Consolidated Financial Information

The chapter from page 98 to 110 in the Offering Circular shall be replaced in its entirety with the following:

“Introduction

The unaudited pro forma consolidated financial information of the Company consists of the pro-forma consolidated balance sheet as of September 30, 2017 and the pro-forma consolidated income statements for the nine month period ended September 30, 2017 and for the year ended December 31, 2016 (the “Unaudited Pro-forma Consolidated Financial Information”).

The Unaudited Pro-forma Consolidated Financial Information has been prepared for illustrative purposes, in order to reflect retroactively, on the historical consolidated data of the Company, the significant effects of:

(i) the disposal of a property owned by the Company located in Corso Vittorio Emanuele in Milan (the “Milan Property”) referred to in the sale contract signed on October 31, 2017 and the final contract signed on November 16, 2017;

(ii) the Liability Management Exercise (the “LME Transaction”) aimed at strengthening the Company’s capital position;

(iii) the share capital increase of Euro 500 million in cash, the positive outcome of which is the condition for the effective regulation of the LME Transaction (the “Capital Increase for Euro 500 million”);

(iv) the sale of a portfolio of non-performing loans for a total gross amount of approximately Euro 1.2 billion (the “Sale of the NPL Portfolio”), following the transfer agreement between the Company and Bramito SPV S.r.l. incorporated by Credito Fondiario S.p.A.; and

(v) the sale of the 80.1% controlling interest in Creditis to Chenavari Investment Managers (“Chenavari”) (the “Sale of 80.1% of Creditis”) following the sale agreement between the parties.

The disposal of the Milan Property is based on the sale contract between the Company and Antirion SGR S.p.A., signed on November 16, 2017, which provide for the sale of the Milan Property for a total amount of Euro 107.5 million, including a portion of an area of Piazzetta Pattari as public service area for pedestrian transit (the “Pattari Area”). The total price of Euro 107.5 million was 10% paid at the date of signing of the preliminary contract signed on October 31, 2017 and, for the remainder of 90%, on November 16, 2017, the date of signing of the final contract. This last instalment, amounting to Euro 96.7 million, was deposited in a restricted account with a public notary, for a period of 60 days, from November 16, 2017, during which the Italian Ministry for Cultural Heritage and Activities may exercise its pre-emption on the purchase of the property.

The LME Transaction is structured as follows:

(i) a voluntary exchange offer for the subordinated securities of the Company for a total nominal value of Euro 510 million (the “Subordinated Notes”) to be converted into senior securities to be issued under the EMTN program of the Company, listed on the regulated market of the Luxembourg Stock Exchange, with 100% issue price, due in five years at a fixed annual rate of 5%, and a minimum tranche of Euro 100,000 in multiples of Euro 1,000 (the “New Notes”); and

(ii) a consent solicitation to the holders of the Subordinated Notes to vote on the conversion with the New Notes that, in the event of a successful vote by the holders in accordance with the quorum required by the terms and conditions of the Subordinated Notes, becomes mandatory for all holders of the Subordinated Notes.

The LME Transaction was approved by the extraordinary Shareholders’ meeting of the Company on September 28, 2017 and was launched on September 29, 2017.

The LME Transaction is conditional upon the successful completion of the Capital Increase for Euro 500 million however, the Capital Increase is not conditional on the LME Transaction. Both transactions, aimed at strengthening the Company’s capital position were discussed between the Company and the ECB in the months prior to the approval of the business plan of the Company and these transactions were subject to specific authorization received by the ECB on September 27, 2017, prior to the date on which the Shareholders’ meeting of resolved to initiate the transactions. In particular, the ECB authorized the regulation of the LME Transaction conditional upon the successful completion of the capital increase of at least Euro 500 million. Accordingly, the amount of Euro 500 million has been considered for the preparation of the Unaudited Pro-forma Consolidated Financial Information as the ECB authorization requires that, within December 31, 2017, the capital increase, for an amount of at least Euro 500 million should be approved, signed and regulated. The Shareholders’ meeting of the Company held on September 28, 2017 resolved to increase share capital for a total maximum amount of Euro 560 million, of which a tranche up to a maximum of Euro 60 million (including a share premium) reserved to one or more categories of holders of subordinated securities subject to LME (the “Capital Increase”).

The Sale of the NPL Portfolio is pursuant to the contract with Bramito SPV S.r.l. incorporated by Credito Fondiario S.p.A., for the acquisition by the latter of a portfolio of non-performing loans for a total gross amount of Euro 1.2 billion. The acquisition price is set at Euro 265.5 million, and the amounts collected by the Company after March 31, 2017 to the date of closing are repaid by the Company to the Buyer.

The Sale of 80.1% of Creditis is pursuant to the contract signed with Chenavari, for the sale of an 80.1% stake in Creditis. The price for the sale was Euro 80.1 million, based on a total valuation of Creditis equal to Euro 100 million. The closing of the sale is expected to take place in 2018 following the satisfaction of certain conditions precedent. At the closing of the transaction, the Company, Banca Cesare Ponti S.p.A. and Banca del Monte di Lucca S.p.A. - on the one hand - and Creditis - on the other – will enter a distribution contract that obligates the Company, Banca Cesare Ponti S.p.A. and Banca del Monte di Lucca S.p.A. to distribute Creditis products in Italy for a period of 10 years, automatically renewable for a further five years.

The Unaudited Pro-forma Consolidated Financial Information gives effect to the sale of the Milan Property, the LME Transaction and the Capital Increase of Euro 500 million, as (i) supported by binding agreements such as the preliminary sale contract for the Milan Property, signed on October 31, 2017, and the final sale contract signed on November 16, 2017, and the resolutions of the meetings of the holders of the Subordinated Notes for the exchange of the Subordinated Notes with the New Notes or (ii) subordinated to conditions that the Company reasonably believes to be satisfied, such as the Capital Increase of Euro 500 million, which represents the condition contained in the authorization of the Bank of Italy of September 27, 2017, for the regulation of the LME Transaction, for which a pre-underwriting agreement was signed on October 17, 2017, and an underwriting agreement was signed on November 17, 2017, before the start of the option period.

The Unaudited Pro-forma Consolidated Financial Information does not give effect to the capital increase for the tranche of Euro 60 million, reserved to one or more categories of holders of Subordinated Notes, since, on the date of this Offering Circular, there is no sufficient evidence to determine with reasonable certainty the occurrence of this event and to estimate the related pro-forma adjustments to be included in the Unaudited Pro-forma Consolidated Financial Information.

Some elements of the sale of the disposal of the Milan Property, the LME Transaction and the Capital Increase for Euro 500 million in cash, although not yet completed or not yet defined on the date of this Offering Circular, were represented in the Unaudited Pro-forma Consolidated Financial Information in the way these elements were communicated to the authorities and using the elements on which the ECB’s based its authorization for the capital strengthening of the Company.

The Company believes that although the Unaudited Pro-forma Consolidated Financial Information includes the significant effects of the disposal of Milan Property, the LME transaction and the Capital Increase for Euro 500 million in cash, in the state of the ongoing negotiations at the date of this Offering Circular, there is a risk that the actual impacts of these transactions may be significantly different from the effects represented in the Unaudited Pro-forma Consolidated Financial Information in consideration of their characteristics.

On the date of this Offering Circular, the contract for the sale of the Milan Property were signed, the LME Transaction was launched, the meetings of the holders of the Subordinated Notes were held and resolved on the conversion of the Subordinated Notes in New Notes and the Capital Increase for Euro 500 million in cash was approved.

The Unaudited Pro Forma Consolidated Financial Information presented in this Offering Circular are for information purposes only and are intended to show investors the effects of the disposal of the Milan Property, the LME transaction and the Capital Increase for Euro 500 million in cash, as if such transactions had occurred, respectively, on September 30, 2017 for balance sheet purposes and on January 1, 2017 and January 1, 2016 for income statement purposes. However, it should be noted that if the transaction had actually been executed on such dates, the results that are presented herein would not be necessarily obtained.

The Unaudited Pro Forma Consolidated Financial Information has been prepared starting from the interim consolidated financial statements of the Company at September 30, 2017 and the consolidated financial statements at December 31, 2016, applying the pro forma pro-forma adjustments to the transactions described above.

The interim consolidated financial statements of the Company as of September 30, 2017 and for the nine month period then ended, prepared in accordance with IFRS applicable to interim financial information (IAS 34) have been reviewed by EY S.p.A. that issued its review report dated November 9, 2017. The consolidated financial statements of the Company as of December 31, 2016 and for the year then ended, prepared in accordance with IFRS, have been audited by EY S.p.A. that issued its audit report on March 6, 2017. The reports of EY include Emphasis of Matter paragraphs on the ability of the Company to continue as a going concern. The valuation criteria adopted for the preparation of the pro-forma adjustments and the preparation of the Unaudited Pro-forma Consolidated Information are consistent with those applied for the preparation of the consolidated financial statements of the Company at December 31, 2016, presented elsewhere in this Offering Circular.

In order to properly understand the Unaudited Pro Forma Consolidated Financial Information, it is necessary to consider the following:

(i)	since the pro-forma information is prepared based on assumptions, if the disposal of the Milan Property, the LME transaction and the Capital Increase for Euro 500 million in cash as if they had been executed on the dates referred to for the purpose of preparing the pro-forma information, the results that are presented therein would not have been necessarily obtained; and

(ii)	the pro-forma information does not constitute a forecast since it is prepared to represent only the effects that can be identified and measured on the historical financial information, without considering the future potential impact of such changes on the economic and financial trends of the Company.

In view of the different purposes of the pro-forma financial information and the historical financial statements and the different ways of calculating the pro-forma adjustments of the disposal of the Milan Property, the LME transaction and the Capital Increase for Euro 500 million in cash, the unaudited pro-forma consolidated balance sheet, and the unaudited consolidated income statement should be read and examined separately, without attempting to establish any accounting relationship between them.

The presentation of the Unaudited Pro-forma Consolidated Financial Information is based on a five column scheme to analytically present the pro-forma transactions, as follows:

(i)	the consolidated historical data of the Company (column A);

(ii)	the effects on the consolidated financial statements arising from the sale of the Milan Property, taking into account that this property, in the interim consolidated financial statements at September 30, 2017, is classified as asset held for sale, as required by IFRS 5, while in the consolidated financial statements at December 31, 2016, is classified as property (column B);

(iii)	the impact on the consolidated financial statements of the LME Transaction, taking into account the positive outcome of the general meetings of the owners of the Subordinated Notes which involves the conversion of the securities into the New Notes or cash (column C);

(iv)	the effects on the consolidated balance sheet relating to the capital increase of Euro 500 million in cash (column D);

(v)	the sale of the NPL Portfolio (column E);

(vi)	the sale of the 80.1% of Creditis (column F); and

(vii)	the pro-forma consolidated amounts of the Company (column G).

The Unaudited Pro Forma Consolidated Financial Information presented here and elsewhere in this Offering Circular has not been prepared in accordance with the requirements of Regulation S-X under the U.S. Securities Exchange Act of 1934 or U.S. GAAP.

The Unaudited Pro Forma Financial Information should be read in conjunction with the consolidated financial statements included elsewhere or incorporated by reference in this Offering Circular.

Basis of preparation of the Unaudited Pro-forma Consolidated Financial Information

The Unaudited Pro-forma Consolidated Financial Information are based on the assumptions reported below.

Disposal of Milan Property

The recognition of the pro-forma adjustments related to the disposal of the Milan Property was made in accordance with the sale contract signed on November 16, 2017 on the basis of the contractual and accounting information reported in the following table.

		(in Euro thousands)
Selling price of the Milan Property	A	107,500
—of which for the building	A1	106,000
—of which for the Pattari Area	A2	1,500
Book value of the property at September 30, 2017	B	22,084
Gross gain on disposal	C=A-B	85,416
Income taxes (27.5%)	D	(23,489)
Net gain on disposal	E=C+D	61,927
Transaction costs	F	(218)
Income taxes (27.5%)	G	60
Total effect of the transaction on net equity	H=E+F+G	61,769
Total effect of the transaction on cash and cash equivalents	I=A+F	107,282

The amount of the gain arising from the sale of the Milan Property was determined by reference to the net book value at September 30, 2017, amounting to Euro 22,084 thousand, that was assumed as the latest available accounting data representing the value of the Milan Property on the date of sale.

The Milan Property is classified in the line item asset held for sale in the consolidated balance sheet of the Company at September 30, 2017, in accordance with IFRS 5 “Non-current assets held for sale and discontinued operations”.

LME Transaction

The LME Transaction provides for an offer of exchange and a consent solicitation for the replacement of Subordinated Notes with the New Notes to be issued under the EMTN program of the Company.

The general meetings of the holders of the Subordinated Notes, held on October 21, 2017, resolved, with the required majority, to convert the Subordinated Notes into the New Notes. The resolution, based on the terms and conditions of such Subordinated Notes, was binding for all the holders of the Subordinated Notes. Therefore, the LME Transaction, subject to the settlement, which is conditioned by the realization of the capital increase, is binding also for the bearers who did not vote.

The LME Transaction envisages the exchange of Subordinated Notes with the New Notes with a nominal value of Euro 100,000 in multiples of Euro 1,000 and, therefore, the holders of Subordinated Notes who are not entitled to receive New Notes will receive the conversion price in cash. In determining the nominal value of the New Notes to be exchanged and the cash outflows, the accrued interest at the conversion date is also considered.

At the date of this Offering Circular it is not foreseeable how many note holders will participate in the Reserved LME Tranche and therefore, not convert their Subordinated Notes into New Notes. Accordingly, for the purpose of determining the portion of the Subordinated Securities to be exchanged with the New Notes or through cash payment, it was assumed, for the purposes of Unaudited Pro-forma Consolidated Financial Information, the same breakdown resulting from the holders of Subordinated Notes who have expressed the will to join the exchange. This assumption does not have any effect on the determination of the gain arising from the LME Transaction, as the conversion price depends solely on the timing of the acceptance, but does not affect the breakdown between the amount of New Notes attributed to the exchange and the amount of cash payment. The effective breakdown, to be determined at the time of the actual conversion, may be different from that assumed for the preparation of the Unaudited Pro-forma Consolidated Financial Information.

The Subordinated Notes of the Company, which are subject to the LME Transaction, amount to Euro 510 million, as described in the table below which also presents the prices for the exchange that are different depending on the date of acceptance of the offer and were set at 70% of the nominal value for Tier 2 securities and 30% of the nominal value for Tier 1, if the holder had given its acceptance within seven business days from the date of launch, or by October 11, 2017 (the “Early Participation Price”), while for the subsequent acceptances, which had to be made by October 18, 2017, the exchange rates were set at 65% of nominal value for Tier 2 and 25% nominal value for Tier 1 (the “Exercise Price”).

The composition of the Subordinated Notes is as follows:

Subordinated Notes
ISIN	Description	Nominal amount	Due date
		(in Euro thousands)
XS0372143296	EUR BANCA CARIGE S.P.A FRN 19/06/2008-2018 SUB CALLABLE S389 TIER 2	100,000	June 19, 2018
XS0542283097	EUR BANCA CARIGE SPA 5.7% 17/09/2010-2020 SUB LOWER TIER 2	50,000	September 17, 2020
XS0570270370	EUR BANCA CARIGE SPA 7.321% 20/12/2010-2020 SUB LOWER TIER2	200,000	December 20, 2020
XS0400411681	EUR B.CARIGE SPA TV 04/12/2008 PERP.SUB TIER I CALLABLE	160,000	Perpetual

	Total	510,000

The table below shows Subordinated Notes by price and by date of conversion.

The total amount of Subordinated Notes of Euro 510 million was converted to Euro 466.4 million, or 90.2%, at the Early Participation Price. The remaining securities, converted at the Exercise Price, amounted to Euro 43.6 million.

The table below also shows the amount of the Subordinated Notes converted into New Notes and the amount to be paid in cash.

Subordinated Notes	Exchange price				Amounts
ISIN	Early Participation Price	Amounts exchanged at Early Participation Price	Exercise price	Amounts exchanged at Exercise Price	Average exchange price	Amount exchanged with New Notes	Amount to be paid in cash
		(in Euro thousands)		(in Euro thousands)		(in Euro thousands)
XS0372143296	70.00%	99,600	65.0%	400	69.98%	67,601	2,379
XS0542283097	70.00%	50,000	65.0%	—	70.00%	34,930	70
XS0570270370	70.00%	166,139	65.0%	33,861	69.15%	85,278	53,029
XS0400411681	30.00%	150,650	25.0%	9,350	29.71%	46,190	1,343
Total	—	466,389	—	43,611	—	233,999	56,820

The table below shows the effect of the conversion of Subordinated Notes into New Notes and cash payment as well as total proceeds from the exchange, gain on repurchase of financial liabilities and cash payment.

Subordinated Notes	Interest	New Notes	Cash	Gain
ISIN	Interest accrued at September 30, 2017	Nominal amount	Cash payment	Price	Book value September 30, 2017	Total amount exchanged (New Notes and Cash)	Gain on purchase of financial liabilities
	(in Euro thousands)	(in Euro thousands)	(in Euro thousands)		(in Euro thousands, except for Price)
XS0372143296	84	67,670	2,394	99.88	99,879	69,980	29,899
XS0542283097	101	35,025	77	10.48	53,739	35,000	18,739
XS0570270370	11,393	92,144	57,556	99.69	199,389	138,307	61,082
XS0400411681	—	46,190	1,343	99.65	159,444	47,533	111,911

Total	11,578	241,029	61,368	—	512,450	290,819	221,631

The recognition of the pro-forma adjustments related to the to the LME Transaction, resulting from the exchange of Subordinated Notes with New Notes and cash payments, was made on the basis of the contractual information and the accounting information reported in the table below:

		(in Euro thousands)
Proceeds from the exchange	A	290,819
Book value of Subordinated Notes at September 30, 2017	B	512,450
Gain on repurchase of financial liabilities	C= B-A	221,631
Income taxes (27,5%)	D	(60,948)
Net gain	E= C+D	160,683
LME Transaction costs	F	(3,343)
Income taxes (27,5%)	G	919

		(in Euro thousands)
Total effect of LME Transaction on net equity	H=E+F+G	158,259
Proceeds from the exchange	A	290,819
Accrued interest on Subordinated Notes at September 30, 2017	I	11,578
Total amount exchanged	L=A+I	302,397
—of which cash payment	L1	61,368
—of which exchange with New Notes	L2	241,029
Total effect on cash and cash equivalents	M=-L1+F	(64,711)
Total effect on laibilities	N=L2-B-I	(282,999)

The estimated costs related·to the LME Transaction were preliminarily recognized in the unaudited consolidated pro-forma income statement based on their nature and considering the lack of sufficient evidence to reasonably determine its completion with the Reserved LME Tranche of Euro 60 million of capital increase for the eligible LME Investors.

With reference to the characteristics of the New Notes, represented by senior securities to be issued under the EMTN program of the Company, to be listed on the regulated market of Luxembourg with a 100% issue price, due date of five years and an annual fixed rate coupon equal to 5%, the Company believes that, on the date of this Offering Circular, based on a preliminary analysis of the expected scenario after the capital strengthening, the above conditions may approximate the fair value of the New Notes.

The value of the repurchase of financial liabilities has been computed on the basis of the book value of the Subordinated Notes at September 30, 2017, assumed as the latest available accounting value representative of the value of the Subordinated Notes at the date of the effective exchange. The total effect on net equity of the LME Transaction, as reported in the table above, amounted to Euro 158,259 thousand and the total effect on liquidity amounted to Euro 64,711 thousand.

Capital Increase

The Euro 500 million capital increase in cash increases the cash and cash equivalents for the same amount, net of estimated costs, totaling Euro 52,177 thousand. A breakdown of such estimated costs and the financial information for the preparation of the pro-forma adjustments for the capital increase are presented in the table below.

(in Euro thousands)		Estimated costs
Commissions and fees to the Joint Global Coordinators and to the Co-Global Coordinators	A	43,821
Other costs	B	8,356
Total costs, gross	C=A+B	52,177
Income taxes (27.5%)	D	(14,348)
Total costs, net	E=C+D	37,829
Capital increase in cash	F	500,000
Net effect on net equity of capital increase in cash	G=F-E	462,171
Net effect on liquidity of capital increase in cash	H=F-C	447,823

The abovementioned costs which are incremental costs directly connected to the Capital Increase are recognized directly in net equity.

The estimate of the total cost for the Capital Increase reported above, together with the costs for the LME Transaction of Euro 3.3 million, as described above in paragraph LME Transaction, is based on available information at the date of this Offering Circular has been updated with respect to estimates previously disclosed to the public amounting to Euro 37 million.

In addition to the costs incurred for commissions and fees to be recognized to the Joint Global Coordinators and to the Co-Global Coordinators, the estimate includes fees for lawyers, auditors, advisers and other specialists.

Sale of the NPL Portfolio

The Unaudited Pro-forma Consolidated Financial Information has been prepared on the basis of the following assumptions which reflect the following provisions of the sale agreement with Bramito SPV S.r.l. incorporated by Credito Fondiario S.p.A.:

•	sale price of Euro 265.5 million (equal to 22.1% of Euro 1.2 billion, or the gross amount of NPL identified as of March 31, 2017);

•	payment to the purchaser of the cash collected from April 1, 2017 up to the date of sale;

•	payment in cash of the sale consideration by December 29, 2017.

The table below summarizes the accounting information for the sale transaction:

(amounts in thousands of euros)
NPL Portfolio to be sold – gross amount March 31, 2017	1,199,407
Sale price – approximately 22.1% of the gross amount	265,538
Costs associated with the sale transaction	(6,543)

The costs associated with the sale transaction include expenses to advisors who supported the Company in the sales process for Euro 3.4 million and the charges to be paid to Credito Fondiario for the implementation of the NPL migration plan and related activities and to activities performed in connection with the portfolio sold for Euro 3 million. The remainder includes minor expenses including those related to the virtual data room. Some of these costs, equal to Euro 0.5 million, have already been included in the income statement for the first nine months of 2017.

Sale of 80.1% of Creditis

The Pro-forma Consolidated Financial Statements have been prepared on the basis of the following assumptions which reflect the provisions of the transfer agreement with Chenavari:

•	sale price of Euro 80.1 million for the acquisition of 80.1% of the investment in Creditis;

•	earn-in / earn-out mechanism applicable to the sale price as described in “Business—Material Agreements” of this Offering Circular Supplement;

•	cash payment of 62.5% of the sale price at the closing date, and of the remaining 37.5% in two deferred tranches. The latter part of the price will be deposited by the buyer into an interest-bearing bank account at the Eonia rate to be paid to the Company. A negative Eonia rate of -0.3% was applied for the preparation of the Unaudited Pro-forma Consolidated Financial Information.

•	Creditis has no employees and its personnel are seconded by the Company. The contract recognizes the purchaser’s right to hire seconded personnel. The Unaudited Pro-forma Consolidated Financial Information assumes the continuation of the secondment of the Company employees in Creditis;

•	Creditis will continue, unless otherwise agreed, to use of the premises owned by the Company and additional services outsourced by the latter.

The table below summarizes the accounting effects:

(Amounts in Euro thousands)
Sale price for 80.1% share of Creditis recognized by Chenavari	A	80,100
of which A recognized in cash	A1	50,063
of which A deposited in a restricted account	A2	30,037
Net contribution of the 80.1% share of Credtis to the consolidated financial statements at September 30, 2017	B	42,349
Gross gain on disposal	C=A-B	37,751
Tax effect on the gain on disposal	D	(519)
Net gain on disposal	E=C+D	37,232
Costs to be incurred for the sale	F	(1,369)
Other costs to be incurred for the closing of the Lanterna Consumer securitization transaction	G	(1,200)
Tax effect on total costs to be incurred	H	706
Total costs to be incurred net of taxes	I=F+G+H	(1,863)
Gain on disposal and total costs, net of taxes	L=E+I	35,369
Fair-value of 19.9% interest in Creditis	M	19,900
Net contribution of the 19.9% share of Creditis to the consolidated financial statements at	N	10,521
September 30, 2017
Fair value adjustment for 19.9% share of Creditis (IFRS 10)	O=M-N	9,379
Tax effect on the 19.9% fair value adjustment of Creditis	P	(129)
Fair value adjustment of 19.9% share of Creditis, net of taxes	Q=O+P	9,250
Effect of elimination of consolidation adjustments	R	(201)
Total effect on net equity	S=L+Q+R	44,418

The costs associated with the sale of 80% of Creditis amount to Euro 1,369 thousand and include the expenses to the Company’s advisor during the sale and the expenses for obtaining a fairness opinion for the transaction. Other costs of Euro 1,200 thousand represent the estimated costs for the early closing of the securitization transactions that Creditis has in place with Lanterna Consumer S.r.l.

With reference to the securitization transaction of Lanterna Consumer S.r.l., the agreement for the sale of 80.1% share of Creditis anticipates that the securitization transaction will be reimbursed early prior to the sale. For the purpose of preparing the Unaudited Pro-forma Consolidated Financial Information, this term was reflected in a cash payment for the repayment of senior notes issued by the securitization vehicle and held by third parties, after the use of the cash available to the vehicle itself, with the simultaneous recognition of a receivable from Creditis.

In addition, the Unaudited Pro-forma Consolidated Financial Information reflects the assumption of repayment, at the same time of the sale of Creditis, by the purchaser of the loans granted by the Company to Creditis and in effect at the closing date.

Tax effects

The tax effects on the pro-forma adjustments are computed with reference to the income tax IRES only (applying the 27.5% rate on the estimated related taxable income) since for purposes of the income tax IRAP, the Company is a tax loss position. With reference to IRES, the Company has deferred tax assets that can be used in offsetting the tax liabilities arising from the pro-forma adjustments.

Pro-forma Consolidated Balance Sheet at September 30, 2017

(in Euro thousand)	September 30, 2017 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (E)	Sale of 80.1% Creditis (F)	September 30, 2017 Pro-forma (G ~~E~~)=(A+B+C+D+E+F)
Cash and cash equivalents	277,873	107,282	(64,711)	447,823	241,410	198,928	1,208,605
Financial assets held for trading	9,383	—	—	—	—	—	9,383
Financial assets available for sale	2,078,308	—	—	—	—	19,900	2,098,208
Loans to banks	2,657,408	—	—	—	—	30,038	2,687,446
Loans to customers	16,674,630	—	—	—	(415,180)	167,242	16,426,692
Hedging derivatives	48,317	—	—	—	—	—	48,317
Equity investments	97,131	—	—	—	—	—	97,131
Property and equipment	741,714	—	—	—	—	—	741,714
Intangible Assets	46,702	—	—	—	—	—	46,702
Tax assets	1,967,948	(23,429)	(60,029)	14,348	47,787	(1,195)	1,945,430
a) current	894,963	—	—	—	—	—	894,963
b) deferred	1,072,985	(23,429)	(60,029)	14,348	47,787	(1,195)	1,050,467
- of which under Law no, 214/2011	527,498	—	—	—	46,129	—	573,627
Non-current assets held for sale and discontinued operations	632,536	(22,084)	—	—	—	(610,452)	—
Other assets	302,341	—	—	—		3,257	305,598

Total assets	25,534,291	61,769	(124,740)	462,171	(125,983)	(192,282)	25,615,226

(in Euro thousand)	September 30, 2017 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (E)	Sale of 80.1% Creditis (F)	September 30, 2017 Pro-forma (G ~~E~~)=(A+B+C+D +E+F)
Due to banks	4,201,790	—	—	—	—	—	4,201,790
Due to customers	13,887,071	—	—	—	—	4,056	13,891,127
Securities issued	4,002,056	—	(282,999)	—	—	—	3,719,057
Financial liabilities held for trading	1,296	—	—	—	—	—	1,296
Financial liabilities designated at fair value through profit and loss	374,241	—	—	—	—	—	374,241
Hedging derivatives	227,304	—	—	—	—	—	227,304
Tax liabilities	52,193	—	—	—	—	129	52,322
a) current	38,619	—	—	—	—	—	38,619
b) deferred	13,574	—	—	—	—	129	13,703
Liabilities associated to non-current assets held for sale and discontinued	240,848	—	—	—	—	(240,848)	—
operations
Other liabilities	432,459	—	—	—	—	(27)	432,432
Employee termination indemnities	61,148	—	—	—	—	—	61,148
Allowances for risks and charges	120,089	—	—	—	—	—	120,089
a) post-employment benefits	34,338	—	—	—	—	—	34,338
b) other allowances	85,751	—	—	—	—	—	85,751
Non controlling interests (+/-)	25,072	—	—	—	—	10	25,062
Net equity Group	1,908,724	61,769	158,259	462,171	(125,983)	44,418	2,509,358

Total liabilities and sharehoders’ equity	25,534,291	61,769	(124,740)	462,171	(125,983)	(192,282)	25,615,226

Pro forma Consolidated Income Statement for the nine month period ended September 30, 2017

(In Euro thousand)	September 30, 2017 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (E)	Sale of 80.1% Creditis (F)	September 30, 2017 Pro- forma (G ~~E~~)=(A+B+C+D+E+F)
Interest and similar income	354,572	—	—	—	—	—	354,572
Interest and similar expense	(173,681)	—	6,269	—	—	(68)	(167,480)
Net interest income	180,891	—	6,269	—	—	(68)	187,092
Fee and commission income	204,836	—	—	—	—	8,179	213,015
Fee and commission expense	(23,662)	—	—	—	—	—	(23,662)
Net fee and commission income	181,174	—	—	—	—	8,179	189,353
Dividends and similar income	10,625	—	—	—	—	2,807	13,432
Profits (Losses) on trading	8,126	—	—	—	—	—	8,126
Net profit (loss) from hedging	(922)	—	—	—	—	—	(922)
Profits (Losses) on disposal or repurchase of:	(108,266)	—	221,631	—	(167,742)	—	(54,377)
loans	(111,481)	—	—	—	(167,742)	—	(279,223)
financial assets available-for-sale	1,411	—	—	—	—	—	1,411
financial liabilities	1,804	—	221,631	—	—	—	223,435
Profits (Losses) on financial assets and liabilities designated at fair value	(1,117)	—	—	—	—	—	(1,117)
Net interest and other banking income	270,511	—	227,900	—		10,918	341,587
Net losses/recoveries on impairment of:	(192,548)	—	—	—	—	—	(192,548)
Loans	(175,071)	—	—	—	—	—	(175,071)
financial assets available-for-sale	(13,658)	—	—	—	—	—	(13,658)
other financial activities	(3,819)	—	—	—	—	—	(3,819)
Net income from banking activities	77,963	—	227,900	—	(167,742)	10,918	149,039
Net income from banking and insurance activities	77,963	—	227,900	—	(167,742)	10,918	149,039
Administrative expenses:	(416,846)	(107)	(3,343)	—	(6,028)	896	(425,428)
personnel expenses	(225,661)	—	—	—		2,240	(223,421)
other administrative expenses	(191,185)	(107)	(3,343)	—	(6,028)	(1,344)	(202,007)
Net provisions for risks and charges	(22,681)	—	—	—	—	—	(22,681)
Net adjustments to/recoveries on property and equipment	(11,355)	99	—	—	—	—	(11,256)
Net adjustments to/recoveries on intangible assets	(16,432)	—	—	—	—	—	(16,432)
Other operating income (expenses)	54,756	—	—	—	—	(877)	53,879
Operating expenses	(412,558)	(8)	(3,343)	—	(6,028)	19	(421,918)
Profits (losses) on equity investments	5,767	—	—	—	—	59,217	64,984
Profits (losses) on disposal of investments	33	85,416	—	—	—	—	85,449

(In Euro thousand)	September 30, 2017 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (E)	Sale of 80.1% Creditis (F)	September 30, 2017 Pro- forma (G ~~E~~)=(A+B+C+D+E+F)
Profit (loss) before tax from continuing operations	(328,795)	85,408	224,557	—	(173,770)	70,154	(122,446)
Taxes on income from continuing operations	95,499	(23,465)	(61,753)	—	47,787	(1,151)	56,917
Profit (loss) after tax from continuing operations	(233,296)	61,943	162,804	—	(125,983)	69,003	(65,529)
Profit (loss) after tax from discontinued operations	18,901	—	—	—	—	(18,901)	—
Net Profit (Loss) for the period	(214,395)	61,943	162,804		(125,983)	50,102	(65,529)
Non-controlling interests	(3,979)	—	—	—	—	—	(3,979)
Net profit (loss) for the period attributable to the Parent Company	(210,416)	61,943	162,804	—	(125,983)	50,102	(61,550)

Pro-forma Consolidated Income Statement for the year ended December 31, 2016

(in Euro thousand)	December 31, 2016 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (E)	Sale of 80.1% Creditis (F)	December 31, 2016 Pro- Forma (~~F~~ G )=(A+B+C+D+E+F)
Interest and similar income	580,521	—	—	—	—	(41,677)	538,844
Interest and similar expense	(281,006)	—	8,640	—	—	1,054	(271,312)
Net interest income	299,515	—	8,640	—	—	(40,623)	267,532
Fee and commission income	276,730	—	—	—	—	6,256	282,986
Fee and commission expense	(35,675)	—	—	—	—	777	(34,898)
Net fee and commission income	241,055	—	—	—	—	7,033	(248,088)
Dividends and similar income	14,077	—	—	—	—	2,564	16,641
Profits (Losses) on trading	18,459	—	—	—	—	—	18,459
Net profit (loss) from hedging	(2,384)	—	—	—	—	—	(2,384)
Profits (Losses) on disposal or repurchase of:	48,810	—	221,631	—	(210,899)	—	59,542
loans	(3)	—	—	—	(210,899)	—	(210,902)
financial assets available-for-sale	40,302	—	—	—	—	—	40,302
financial liabilities	8,511	—	221,631	—	—	—	230,142
Profits (Losses) on financial assets and liabilities designated at fair value	(3,993)	—	—	—	—	—	(3,993)
Net interest and other banking income	615,539	—	230,271	—	(210,899)	(31,026)	603,885
Net losses/recoveries on impairment of:	(471,136)	—	—	—	—	3,219	(467,917)
Loans	(473,016)	—	—	—	—	3,219	(469,797)
financial assets available-for-sale	(7,563)	—	—	—	—	—	(7,563)
other financial activities	9,443	—	—	—	—	—	9,443
Net income from banking activities	144,403	—	230,271	—	(210,899)	(27,807)	135,968
Net income from banking and insurance activities	144,403	—	230,271	—	(210,899)	(27,807)	135,968
Administrative expenses:	(578,180)	(76)	(3,343)	—	(6,543)	7,928	(580,214)
personnel expenses	(296,072)	—	—	—	—	3,571	(292,501)
other administrative expenses	(282,108)	(76)	(3,343)	—	(6,543)	4,357	(287,713)
Net provisions for risks and charges	(21,176)	—	—	—	—	431	(20,745)
Net adjustments to/recoveries on property and equipment	(26,501)	132	—	—	—	33	(26,336)
Net adjustments to/recoveries on intangible assets	(24,617)	—	—	—	—	512	(24,105)
Other operating income (expenses)	88,661	—	—	—	—	(1,379)	87,282
Operating expenses	(561,813)	56	(3,343)	—	(6,543)	7,525	(564,118)
Profits (losses) on equity investments	6,596	—	—	—	—	59,659	66,255

(in Euro thousand)	December 31, 2016 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (E)	Sale of 80.1% Creditis (F)	December 31, 2016 Pro- forma (~~E~~ G )=(A+B+C+D+E+F)
Impairment on goodwill	(19,942)	—	—	—	—	—	(19,942)
Profits (losses) on disposal of investments	(149)	85,416	—	—	—	—	85,267
Profit (loss) before tax from continuing operations	(430,905)	85,472	226,928	—	(217,442)	39,377	(296,570)
Taxes on income from continuing operations	134,837	(23,475)	(62,310)	—	59,796	7,370	116,218
Profit (loss) after tax from continuing operations	(296,068)	61,997	164,618	—	(157,646)	46,747	(180,352)
Net Profit (Loss) for the period	(296,068)	61,997	164,618	—	(157,646)	46,747	(180,352)
Non-controlling interests	(4,331)	—	—	—	—	—	(4,331)
Net profit (loss) for the period attributable to the Parent Company	(291,737)	61,997	164,618	—	(157,646)	46,747	(176,021)

Explanatory Notes to the Pro-forma Consolidated Financial Information

Pro-forma Consolidated Balance Sheet as of September 30, 2017 and Pro-forma Consolidated Income Statements for the nine-month period ended September 30, 2017 and for the year ended December 31, 2016

Column A—Historical Data

The column includes the historical data of the Company derived from the interim consolidated financial statements as of September 30, 2017.

Column B—Disposal of Milan Property

The column includes the effects attributable to the disposal of the Milan Property, for which the sale contract was signed on November 16, 2017. In particular, the column includes the following balance sheet adjustments:

Cash and cash equivalents: an increase of Euro 107,282, represented by the sale price of the property of Euro 107,500 thousand, offset by the payment of related expenses of Euro 218 thousand;

Tax Assets: a decrease of Euro 23,429 thousand, which is equal to the reduction of the deferred tax assets related to the tax liability arising on the taxation of the gain on disposal, net of the costs associated with the sale of the property;

Non-current assets held for sale and discontinued operations: a decrease of Euro 22,084 thousand equal to the carrying amount of the property being disposed of;

Net equity Group: an increase of Euro 61,769 thousand, equal to the net result of the sale of the property at September 30, 2017 (assumed as the latest available amount representing the value at the date of effective transfer).

The column includes the following income statement adjustments for the six months ended September 30, 2017:

Other administrative expenses: an increase of Euro 107 thousand, related to Euro 218 thousand to the costs related to the sale and Euro 111 thousand to the elimination of indirect taxes relating to the property for the first nine months of 2017;

Net adjustments to/recoveries on property and equipment: a decrease of Euro 99 thousand, equal to the depreciation recorded in the first nine months of 2017 on the property being disposed of;

Profits (losses) on disposal of investments: an increase of Euro 85,416 thousand, equal to the amount of the gross gain on disposal computed on the net book value of the property at September 30, 2017; and

Taxes on income from continuing operations: recognition of income taxes of Euro 23,465 thousand, equal to the tax effect on the adjustments of this column.

The above adjustments are further classified as follows:

	Permanent	Non-recurring
	(in Euro thousands)
Other administrative expenses	111	(218)
Net adjustments to/recoveries on property and equipment	99	—
Profits (losses) on disposal of investments:	—	85,416
Taxes on income from continuing operations	(36)	(23,429)

The column includes the following income statement adjustments for the year ended December 31, 2016:

Other administrative expenses: an increase of Euro 76 thousand, related to Euro 218 thousand to the costs related to the sale and Euro 142 thousand to the elimination of indirect taxes relating to the property for the year 2016;

Net adjustments to/recoveries on property and equipment: a decrease of Euro 132 thousand, equal to the depreciation recorded in the year 2016 on the property being disposed of;

Profits (losses) on disposal of investments: an increase of Euro 85,416 thousand, equal to the amount of the gross gain on disposal computed on the net book value of the property at September 30, 2017; and

Taxes on income from continuing operations: recognition of income taxes of Euro 23,475 thousand, equal to the tax effect on the adjustments of this column.

	Permanent	Non-recurring
	(in Euro thousands)
Other administrative expenses	142	(218)
Net adjustments to/recoveries on property and equipment	132	—
Profits (losses) on disposal of investments:	—	85,416
Taxes on income from continuing operations	(46)	(23,429)

Column C—LME Transaction

The column includes the effects of the LME Transaction, including the gain resulting from the exchange of the securities, based on the resolutions taken by the holders of Subordinated Notes on October 21, 2017.

Based on the elements described in the basic assumptions for the preparation of the Pro forma Consolidated Financial Information, and with reference to balance sheet data, the column includes the following adjustments:

Cash and cash equivalents: a decrease of Euro 64,711 thousand, due to the decrease of Euro 61,368 thousand for the cash payment to the holders of the Subordinated Notes who are not entitled to receive New Notes, and the decrease of Euro 3,343 thousand related to the payment of costs for the LME Transaction;

Tax assets: a decrease of Euro 60,029 thousand, equal to the reduction of prepaid tax assets in relation to the tax debt arising on the taxation of the repurchase of financial liabilities net of costs incurred in the LME Operations;

Securities issued: a decrease of Euro 282,999 thousand, equal to the decrease of the subscription value of the Subordinated Notes of Euro 512,450 plus the related interest for Euro 11,578 thousand and the increase in the entry for the value of the New Notes equal to Euro 241,029 thousand;

Net equity, Group: increase of Euro 158,259 thousand, equal to the net result of the Subordinated Notes trading transaction as at September 30, 2017 (assumed as the last available figure representing the values at the date of actual exchange);

With reference to the income statement data for the nine months ended September 30, 2017, the column includes the following adjustments:

Interest expense and similar charges: a decrease of Euro 6,269 thousand, equal to the reversal of interest expense recognized in the first nine months of 2017 on Subordinated Notes for Euro 15,307 thousand and the recognition of interest expense of 5% on the New Notes for Euro 9,038 thousand;

Profit from repurchase of financial liabilities: an increase of Euro 221,631 thousand, equal to the gross profit realized on the exchange of Subordinated Notes;

Other administrative expenses: increase of Euro 3,343 thousand, equal to the costs related to the LME Transaction; and

Taxes on income from continuing operations: recognition of a negative tax liability of Euro 61,753 thousand, equal to the tax effect on the income taxes components of this column.

The above adjustments are further classified as follows:

	Permanent	Non-recurring
	(in Euro thousands)
Interest expense and similar charges	6,269	—
Profit from repurchase of financial liabilities	—	221,631
Other administrative expenses	—	(3,343)
Taxes on income from continuing operations	(1,724)	(60,029)

With reference to the income statement data for the year ended December 31, 2016, the column includes the following adjustments:

Interest expense and similar charges: a decrease of Euro 8,640 thousand, equal to the reversal of interest expense recognized in 2016 on Subordinated Notes for Euro 20,691 thousand and the recognition of interest expense at 5% on New Notes for Euro 12,051 thousand;

Profit from repurchase of financial liabilities: an increase of Euro 221,631 thousand, equal to the gross profit on the exchange of the Subordinated Notes computed considering the value of the Subordinated Notes at September 30, 2017 (assumed as the last available amount representing the values at the date of effective exchange);

Other administrative expenses: an increase of Euro 3,343 thousand, equal to the costs related to the LME Operations; and

Taxes on income from continuing operations: recognition of a negative tax liability of Euro 62,310 thousand, equal to the tax effect on the above-mentioned economic components for the LME Transaction,

The above adjustments are further classified as follows:

	Permanent	Non-recurring
	(in Euro thousands)
Interest expense and similar charges	8,640	—
Profit from repurchase of financial liabilities	—	221,631
Other administrative expenses	—	(3,343)
Taxes on income from continuing operations	(2,281)	(60,029)

Column D—Capital Increase

The column includes the effects of the Euro 500 million Capital Increase in Cash, as it is a condition for the execution of the LME Transaction. In particular, the column includes the following balance sheet adjustments:

Cash and cash equivalents: an increase of Euro 447,823 thousand, equal to the value of the capital increase, net of directly attributable costs, estimated at Euro 52,177 thousand.

Tax assets: an increase of Euro 14,348 thousand equal to the deferred tax asset, related to expenses to be incurred for the capital increase; and

Net equity, Group: an increase of Euro 462,171 thousand, equal to the amount of the Capital Increase in Cash, net of directly attributable costs, estimated at Euro 52,177 thousand and the corresponding tax assets for Euro 14,348 thousand.

With reference to the income statement, Column D does not include pro-forma adjustments.

Column E - Sale of NPL Portfolio

The effects of the Sale of the NPL Portfolio at September 30, 2017 are summarized below:

(amounts in Euro thousands)
Non-performing loan portfolio - gross amount	A	1,187,569
Value adjustments	B	(772,389)
Non-performing loan portfolio - net amount	C=A+B	415,180
Sale price	D	247,438
of which :
Sale price at March 31, 2017	D1	265,538
Recognition to the purchaser of collections from April 1, 2017 to September 30, 2017	D2	(18,100)
Loss on disposal of financial assets	E= D-C	(167,742)
Income taxes (27.5%)	F	46,129
Net loss	G= E+F	(121,613)
Costs related to the sale transaction	H	(6,028)
Income taxes (27.5%)	I	1,658
Net costs associated with the sale transaction	L=H+I	(4,370)
Total effect on liquidity	M= D+H	241,410
Total effect on shareholders’ equity	N= G+L	(125,983)

The loss from the disposal of the financial assets at September 30, 2017 of Euro 167.7 million is affected by the value adjustments already recorded at September 30, 2017 in the income statement under item 130 a) “Net value adjustments for impairment of loans” for Euro 42 million.

In detail, column E includes the following balance sheet effects:

•	Cash and cash equivalents: increase of Euro 241,410, including the sale price of the NPL Portfolio of Euro 247,438 thousand, net of collections from April 1, 2017 to September 30, 2017, to be paid to the purchaser, and related expenses of Euro 6,028 thousand;

•	Loans to customers: a decrease of Euro 415,180 thousand equal to the book value of the portfolio;

•	Tax assets: increase of Euro 47,787 thousand (of which Euro 46,129 under Law 214/2011) equal to the increase in deferred tax assets in relation to the taxation of the loss from the transfer of non-performing loans and the taxation of related expenses;

•	Net Group equity: a decrease of Euro 125,983 thousand, equal to the net result of the sale of the portfolio at September 30, 2017.

•	The income statement data for the nine month period ended September 30, 2017 includes the following effects:

•	Losses on disposal of loans: increase in the item of Euro 167,742 thousand equal to the loss deriving from the disposal of NPL Portfolio;

•	Other administrative expenses: increase of Euro 6,028 thousand, linked to expenses related to the disposal of the NPL portfolio; and

•	Taxes on income from continuing operations: recognition of income taxes of Euro 47,787 thousand, equal to the tax effect on the above-mentioned economic components.

The income statement pro-forma adjustments are all non-permanent.

With reference to the income statement data for the year ended December 31, 2016, the column includes the following effects:

•	Losses on disposal of loans: increase in the item of Euro 210,899 thousand equal to the loss deriving from the disposal of NPL Portfolio;

•	Other administrative expenses: increase of Euro 6,543 thousand, linked to expenses related to the disposal of the NPL Portfolio; and

•	Taxes on income from continuing operations: recognition of income taxes of Euro 59,796 thousand, equal to the tax effect on the above-mentioned economic components.

The income statement pro-forma adjustments are all non-permanent.

Column F - Sale of 80.1% of Creditis

Column F includes the deconsolidation of Creditis (that, at September 30, 2017 was presented as discontinued operations, while at December 31, 2016 was consolidated line by line), as well as the pro forma adjustments to give effect to the 80.1% transfer of Creditis and to the other transactions envisaged by transfer contract. The deconsolidation of Creditis also determines the presentation in the financial statements of the intercompany balances previously eliminated, which after the deconsolidation of Creditis are presented as transactions with third parties.

•	Cash and cash equivalents: an increase of Euro 198,928 thousand, represented by the entry for the portion of the transfer price paid by Chenavari for cash equal to Euro 50,063 thousand, income deriving from the closure of the loans granted by the Company to Creditis equal to Euro 318,676 that the parties have agreed to reimburse, the exit for the reimbursement of the senior notes issued by Lanterna Consumer S.r.l. upon the early closure of the securitization transaction for Euro 167,242 thousand and from the cash outflow for costs and other expenses connected to the transaction for Euro 2,569 thousand;

•	Financial assets available for sale: an increase of Euro 19,900 thousand, represented by the recognition at fair value of the portion of Creditis not subject to the sale (19.9%);

•	Loans to banks: an increase of Euro 30,038 thousand equal to the portion of the transfer price deposited by Chenavari into a restricted current account in favor of the Company;

•	Loans to customers: an increase of Euro 167,242 thousand, corresponding to the component of the cash out due to the expiration of the residual senior notes issued by the Lanterna Consumer S.r.l. and held by third parties.

•	Tax assets: decrease of Euro 1,195 thousand represented due to the effect of the deconsolidation of Creditis for Euro 1,382 thousand, the reduction of Euro 519 thousand relating to the tax effect on the gain from the sale of 80.1% and the increase in item for Euro 706 thousand relating to the tax effect of costs and other charges related to the transaction;

•	Non-current assets held for sale and discontinued operations: a decrease of Euro 610,452 thousand following the sale and the simultaneous full deconsolidation of Creditis;

•	Other assets: increase of Euro 3,257 thousand, relating to intercompany items deriving from the total deconsolidation of Creditis;

•	Due to customers: an increase of Euro 4,056 thousand, relating to intercompany items deriving from the total deconsolidation of Creditis;

•	Tax liabilities: increase of Euro 129 thousand, equal to deferred tax on the fair value measurement of the portion of Creditis not subject to the sale (19.9%);

•	Liabilities associated to non-current assets held for sale and discontinued operations: a decrease of Euro 240,848 thousand resulting from the sale and the simultaneous full deconsolidation of Creditis;

•	Other Liabilities: a decrease of Euro 27 thousand relating to intercompany items deriving from the total deconsolidation of Creditis;

•	Non-controlling interests: decrease of Euro 10 thousand following the early termination of the Lanterna Consumer S.r.l. Securitization vehicle;

•	Net equity Group: an increase of Euro 44,418 thousand, equal to the net economic result of the 80.1% sale of Creditis.

•	The income statement economic data for the nine month period ended September 30, 2017 includes the following effects:

•	Interest expense: increase in the item of Euro 68 thousand, equal to the negative interest due to the negative Eonia rate, accrued on the restricted current account on which the portion of the transfer price not paid in cash is deposited;

•	Commission income: an increase in the item of Euro 8,179 thousand, equal to the estimate of commissions payable to the Group for the first nine months of 2017 due to the distribution contract stipulated at the same time as the 80.1% sale agreement of Creditis;

•	Dividends and similar income: increase of Euro 2,807 thousand, equal to the 19.9% share of dividends paid by Creditis in 2017;

•	Personnel expenses: a decrease of Euro 2,240 thousand due to the reversal of expenses related to the personnel of the Company posted to Creditis;

•	Other administrative expenses: increase of Euro 1,344 thousand, equal to Euro 1,369 thousand for the costs related to the Sale of 80.1% of Creditis and a decrease of Euro 25 thousand for the elimination of consolidation adjustment;

•	Other operating expenses / income: higher expenses of Euro 877 thousand, equal to the combined effect of other accessory charges for Euro 1,200 thousand connected to the closure of the Lanterna Consumer S.r.l. securitization transaction. Euro 6 thousand for the elimination of adjustments consolidation, and operating income equal to Euro 96 thousand related to active rent paid by Creditis for the leasing of premises owned by the Company and equal to Euro 233 thousand for the proceeds deriving from the Servicing activities provided by the Company to Creditis.

•	Profit (loss) on equity investments: increase in the item of Euro 59,217 thousand, equal to Euro 37,751 thousand related to the gain on the sale of 80.1% of Creditis, for Euro 9,379 thousand to the revaluation of the 19.9% stake in Creditis not subject to disposal in accordance with IFRS 10 and for Euro 12,088 thousand to the net profit for the period at September 30, 2017;

•	Taxes on income from continuing operations: recognition of a negative tax burden of Euro 1,151 thousand, equal to the tax effect on the above-mentioned economic components, taking into account the partial tax exemption of the realized capital gains (“PEX”); and

•	Profit (loss) after tax from discontinued operations: decrease of Euro 18,901, following the sale and the simultaneous full deconsolidation of Creditis.

The income adjustments relating to other administrative expenses for Euro 1,369 thousand, to Other operating fees / income for Euro 1,200 thousand and to Income Profits (losses) for Euro 59,217 thousand are non-permanent. The other adjustments are permanent.

The income statement data for the year ended December 31, 2016 includes the following effects:

•	Interest income: a decrease of Euro 41,677 thousand due to the deconsolidation of Creditis;

•	Interest expense: an increase of Euro 1,054 thousand, equal to the negative interest, due to the negative Eonia rate, accrued into the restricted current account on which the portion of unused transfer price for Euro 90 thousand is deposited and as a result of deconsolidation of Creditis for Euro 1,144 thousand;

•	Commission income: an increase of Euro 6,256 thousand, equal to the increase for the estimate of commissions due to the Group for Euro 8,765 thousand for the 12 months of 2016 due to the distribution contract entered at the time of the sale of the 80.1% of Creditis and the decrease due to the deconsolidation of Creditis for Euro 2,509 thousand;

•	Commission expense: decrease of Euro 777 thousand due to the deconsolidation of Creditis;

•	Dividends and similar income: increase of Euro 2,564 thousand, equal to 19.9% of the dividends paid by Creditis in 2016;

•	Net losses / recoveries on impairment of loans: a decrease of Euro 3,219 thousand due to the deconsolidation of Creditis;

•	Personnel expenses: a decrease of Euro 3,571 thousand due to the reversal of expenses related to the personnel of the Company posted to Creditis;

•	Other administrative expenses: decrease of Euro 4,357 thousand due to the combined effect of the increase of Euro 1,369 thousand for the costs connected with the Sale of 80.1% of Creditis and a decrease of Euro 5,726 thousand for the elimination of consolidation correction;

•	Net provisions for risks and charges: decrease of Euro 431 thousand due to the deconsolidation of Creditis;

•	Net adjustments to property and equipment: decrease of Euro 33 thousand due to the deconsolidation of Creditis;

•	Net adjustments to intangible assets: decrease of Euro 512 thousand due to the deconsolidation of Creditis;

•	Other operating expenses / income: higher expenses of Euro 1,379 thousand, equal to the combined effect of other accessory charges for Euro 1,200 thousand connected to the closure of the securitization transaction Lanterna Consumer S.r.l. and operating income of Euro 128 thousand related to active rent paid by Creditis for the lease of premises owned by the Company and equal to Euro 450 thousand for the fees deriving from the Servicing activities provided the Company to Creditis, and decrease in the item of Euro 756 thousand, equal to the reversal of expenses related to the personnel of the Company posted to Creditis;

•	Profit (loss) on equity investments: increase in the item of Euro 59,659 thousand, for Euro 37,751 thousand related to the gain on the sale of 80.1% of Creditis, for Euro 9,379 thousand to the revaluation of the 19.9% stake in Creditis subject to disposal in accordance with IFRS 10 and for Euro 12,529 thousand equal to the result of the adjusted year of the consolidation entries; and

•	Taxes on income from continuing operations: recognition of a positive tax burden of Euro 7,370 thousand, equal to the positive tax effect of Euro 59 thousand on the above-mentioned economic components relating to pro forma adjustments, taking into account the partial tax exemption of realized gains (“PEX”) and Euro 7,311 thousand due to the deconsolidation of Creditis.

The economic adjustments relating to Other Administrative Expenses for Euro 1,369 thousand, to Other Operating Fees / Income for Euro 1,200 thousand and to Profits (losses) from investments for Euro 59,659 thousand are non-permanent. The other corrections are permanent.

Column G—Pro-Forma Data

The column includes the sum of the balances of the line items reported in the previous columns.

Pro-forma Liquidity Coverage Ratio and Pro-forma CET 1

Pro-forma Liquidity Coverage Ratio and Pro-forma CET 1 of the Group, assuming the disposal of the Milan Property, the LME transaction, the Capital Increase in cash for the amount of Euro 500 million, the sale of the NPL Portfolio and the Sale of 80.1% of Creditis occurred on September 30, 2017 and December 31, 2016, respectively, are as follows.

	September 30, 2017 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (D)	Sale of 80.1% Creditis (F)	September 30, 2017 Pro-forma (G = A+B+C+D+E+F)
LCR	125%	5.8%	(3.5%)	24.4%	13%	10.6%	175.3%

	September 30, 2017 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (D)	Sale of 80.1% Creditis (F)	September 30, 2017 Pro-forma (G = A+B+C+D+E+F)
CET 1	10.4%	0.4%	1.1%	2.9%	(0.5)%	0.6%	14.9%

	December 31, 2016 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (E)	Sale of 80.1% Creditis (F)	December 31, 2016 Pro-forma ( G = A+B+C+D+E+F)
LCR	124.0%	6.2%	(3.7%)	25.7%	14.9%	12.0%	179.1%

	December 31, 2016 Historical (A)	Disposal Milan Property (B)	LME Transaction (C)	Capital Increase (D)	Sale of NPL Portfolio (E)	Sale of 80.1% Creditis (F)	December 31,2016 Pro-forma (G = A+B+C+D+E+F)
CET 1	11.4%	0.5%	1.1%	2.7%	(0.7)%	0.6%	15.6%

***

8.	Management’s Discussion and Analysis of Financial Condition and Result of Operations—Factors Affecting Our Business—Impacts of European Central Bank inspections on Financial Statements—Non performing exposures and launched NPL reduction processes

On page 117 of the Offering Circular, the seventh paragraph is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“After the approval of the new strategic guidelines on the NPL reduction, we launched another NPL disposal operation for a gross amount of up to Euro 1.4 billion. On December 6, 2017, the Company entered into an agreement for the disposal by the Company to Credito Fondiario S.p.A. of a Euro 1.2 billion (gross amount) NPL portfolio and the recovery platform. The sale of the Company’s Euro 1.2 billion NPL portfolio is expected to close by the end of 2017, while the sale of the recovery platform is expected to be executed by the first half of 2018. In relation to the agreement for the sale of the Company’s recovery platform, the provisions regarding the servicing contracts and the amount of credits to be managed are expected to be finalized by the first half of 2018. Certain significant terms of the agreement have yet to be agreed by the parties. Such terms, regarding, among others, the exact scope of the disposal, the valuation of the business unit, the servicing contracts and the volumes of loans (including the volumes of Unlikely to Pay Loans) to be managed are expected to be finalized in the first half of 2018. The economic conditions relating to the sale of the Company’s Euro 1.2 billion NPL portfolio and the recovery platform are better than those provided for in the Business Plan and do not, on the whole, involve any substantial changes to the provisions of the Business Plan. The Company still expects to structure the sale of an additional NPL portfolio for Euro 200 million by December 31, 2017 (with completion expected to occur in the first quarter of 2018). For more information, see “Material agreements—Sale of the NPL Portfolio ”.~~expected to be concluded by the end of 2017. after the end of the ongoing due diligence process, the receiving of binding offers from counterparties and the subsequent evaluation from the board of directors; for those~~ For these reasons, the effects of the described operation are not included in financial data as of September 30, 2017. For more information, see “Risk Factors—Our future profitability is uncertain” (as amended pursuant to this Offering Circular Supplement), “The Transaction” and “Annex D—The Carige Group’s 2017-2020 Business Plan—Key Projections”.”

***

9.	Business—Our history and recent developments—Recent Developments

The section entitled “Recent Developments” on p. 213 shall be replaced in its entirety with the paragraph entitled “Recent Developments” set out under Section 2 of this Offering Circular Supplement.

***

10.	Business—Our Corporate Structure

On page 215, a last paragraph should be included stating the following:

“On December 6, 2017, the Company and Chenavari Investment Managers entered into an agreement relating to the sale by the Company to Chenavari Investment Managers of the Company’s controlling stake of 80.1% in Creditis. See “Recent Developments” and “—Material agreements—Sale of the shareholding held in Creditis” in each case, as amended by this Offering Circular Supplement.”

***

11.	Business—Material Agreements

On page 248, the following sections shall be added after the section entitled “Legal proceedings initiated by us”:

“Sale of the NPL Portfolio

On December 6, 2017, the Company entered into an agreement for the sale of NPLs with Bramito SPV S.r.l., a special purpose entity incorporated by Credito Fondiario S.p.A. pursuant to Law No. 130 of April 30, 1999 (as amended) (the “Securitization Law”), concerning the non-recourse sale for consideration of a portfolio of NPLs valued at Euro 1.2 billion, together with mortgages, collateral and other ancillary rights, in accordance with articles 4 and 7.1 of the Securitization Law (the “NPL Portfolio Sale Agreement”). The price for the sale is equal to Euro 265,538,524.50 for a GBV value equal to Euro 1,199,406,765.55, as indicated in the NPL Portfolio Sale Agreement. This price represents a provisional price. The final price of the loan portfolio will be determined within 10 days of signing the NPL Portfolio Sale Agreement (but no later than December 21, 2017), minus any collections received between the date of economic effectiveness (March 31, 2017) of the NPL Portfolio Sale Agreement and the date of entering into the NPL Portfolio Sale Agreement.

The transfer of the NPLs is conditional upon payment of the purchase price, which shall be paid on December 22, 2017 and, in any event, no later than December 27, 2017. In case of failure to make payment by that date, the Company shall be entitled to terminate the NPL Portfolio Sale Agreement.

The Company made representations and warranties relating to the NPLs and has undertaken indemnity obligations consistent with terms and conditions normally applied to transactions of this type.

In addition, the NPL Portfolio Sale Agreement also includes an indemnity clause granted by the Company relating to indemnity obligations in the case of (i) a breach by the Company of its representations and warranties under the NPL Portfolio Sale Agreement and (ii) the absence of fundamental characteristics of certain loans of this NPL portfolio, as identified in the NPL Portfolio Sale Agreement. In the case of point (ii), the Company’s indemnity obligations are capped at 22.5% of the purchase price of the disposal of the NPL portfolio.

In addition, the NPL Portfolio Sale Agreement provides that the Company shall be exclusively liable, and shall reimburse Bramito SPV S.r.l. for any expenses related to claims for damages, revocatory actions and/or any restitutory actions accounted for prior to and including March 31, 2017.

Bramito SPV S.r.l.‘s obligation to pay the purchase price is conditional upon (i) the entering into by the Company and Credito Fondiario S.p.A. a sub-servicing agreement pursuant to which the Company shall agree to continue to carry out its activities regarding the recovery and management of the NPL portfolio subject of the disposal until the sale of the Recovery Platform (as defined below) from the Company to Credito Fondiario S.p.A. has been completed and (ii) the completion of the requirements under article 7.1 of the Securitization Law. As of the date of this Offering Circular Supplement, the aforementioned sub-servicing agreement has not been finalized.

On December 6, 2017, the Company entered into a preliminary sale agreement with Credito Fondiario S.p.A. for the sale of a business unit comprising of a set of assets and legal relationships, and organized for the provision of loan recovery and management services, principally relating to positions classified as “non-performing” (the “Recovery Platform”).

The parties shall enter, within the tenth business day following the date of fulfillment or waiver by the entitled parties of the last condition precedent (indicated below), or any other date that may be agreed in writing between the parties (the “Execution Date”), into a final agreement relating to the disposal of the Recovery Platform. Credito Fondiario S.p.A. shall obtain possession, retention and full availability of the Recovery Platform, commencing from the first day of the month following the Execution Date (the “Effective Date”).

The price payable for the sale and purchase of the Recovery Platform is fixed at Euro 31,000,000, which shall be paid in a lump sum on the Execution Date. This price shall be subject to adjustment, in the form of an increase and/or decrease, by an amount corresponding to the spread between the net value for the business unit at the date of the reference balance sheet (as at September 30, 2017) and the net book value of the business unit at the Effective Date.

The effectiveness of the preliminary agreement for the sale of the Recovery Platform is conditional upon fulfillment, or waiver by the party concerned, by and no later than June 30, 2018, of the following conditions precedent, amongst others: (i) the required authorizations have been obtained and, in particular in relation to the provisions of Circular 285 applicable to servicing activities, no measure has been issued, by any Authority, imposing a prohibition on the Company or any other limitation on proceeding with the outsourcing to Credito Fondiario S.p.A. of the so-called “important operational functions”, with reference to servicing activities, pursuant to Part I, Title IV, Chapter 3, Section I of Circular 285 or any other applicable laws; (ii) Credito Fondiario S.p.A. has obtained from the Bank of Italy authorization to acquire the Recovery Platform in accordance with Article 58 of the Consolidated Banking Act; (iii) the trade union consultation procedure provided, respectively, by Article 47 of Law No. 428 of December 29, 1990 and Article 17 of the CCNL (national sectoral agreement) for middle managers and professionals employed by credit, financial and instrumental enterprises, have been duly and correctly performed and completed; (iv) the Company has requested and received the tax certificate pursuant to Article 14 of Legislative Decree 472/97 and a copy of the “DURC” certificate updated at a date as close as possible to the Effective Date has been obtained; (v) the Company’s Capital Increase has been completed; or (vi) no capital, regulatory, economic or financial circumstances have occurred such that they may have materially adverse effects on the stability, continuation and solvency of the Company.

On the Execution Date, at the same time as the signing of the final agreement for the transfer of the Recovery Platform, the parties shall enter into a servicing agreement for the provision by Credito Fondiario S.p.A. in favor of the Company of services for the management and recovery of loans primarily classified as “non-performing”, in accordance with Bank of Italy Circular No. 272/2008 (Data Reporting Model).

The Company’s indemnity obligations are capped at 10% of the purchase price of the Recovery Platform.

In addition, the parties have agreed to negotiate in good faith from the date of the entering into the preliminary sale agreement regarding the Recovery Platform and the Execution Date the terms and conditions governing the servicing of the Group’s unlikely to pay loans.

Sale of the shareholding held in Creditis

On December 6, 2017 the Company and Chenavari Investment Managers entered into an agreement for the sale to Chenavari Investment Managers of 32,040 shares held by the Company in Creditis Creditis, equal to 80.1% of the share capital of Creditis (the “Creditis Sale Agreement”). The closing of the transaction is expected to take place in the first half of 2018. In particular, the Creditis Sale Agreement provides for the following:

(i)	the total purchase price payable by Chenavari Investment Managers to the Company is equal to Euro 80,100,000, with no price adjustments. Of this purchase price, on the closing date, Chenavari Investment Managers shall pay an amount equal to Euro 50.1 million in cash and transfer the remaining unconditional amount equal to Euro 30 million into an escrow account. The latter funds shall be released (i) in a first tranche in 2019 conditional upon the Company meeting the SREP capital requirements on June 30, 2019 (and if, as of December 31, 2019, these SREP requirements are still not met, the first tranche of Euro 15 million will in any case be released to the Company on December 31, 2022), and (ii) in a second tranche of Euro 15 million on December 31, 2021 save for any potential payment obligations assumed by the Company pursuant to the earn-in mechanism referred to below or as a result of breaches of the Distribution Agreement (as defined below).

(ii)	In particular, the agreement provides for an earn-in/earn-out mechanism where the Company shall pay to Chenavari Investment Managers (or vice versa) an amount equal to the underperformance (overperformance, as applicable, and in both cases to be valued as a percentage of the goodwill paid by the Buyer) of the Group’s distribution network in executing the Distribution Agreement (as referred to below), compared to the distribution volumes set out in Creditis’ business plan, with a floor and a ceiling of 15%. The determination of the amount to be paid shall be made as at December 31, 2019 and December 31, 2021;

(iii)	Chenavari Investment Managers shall have an American call option exercisable from the third year of the distribution agreement for the entire ten year duration of the same on the remaining shares (equal to 19.9% of the share capital of Creditis) that the Company will continue to hold. The price shall be equal to the sale price (pro rata), increased by 9% of the annual cost of carry, including any dividends potentially paid by Creditis; and

(iv)	in addition to the provisions set forth in sub-paragraph (iii) above, the Company and Chenavari Investment Managers shall enter into a shareholders’ agreement regarding the rights governing transfer of shares and ownership structure of Creditis held by the Company as a minority shareholder of Creditis.

The obligation of the parties to reach the closing of the Creditis Sales Agreement is subject to certain conditions precedent, including: (i) obtaining the authorizations required by the relevant Authorities; (ii) the subscription of the Capital Increase for an amount equal to at least Euro 500 million; and (iii) the absence of any material adverse effects. The deadline for the fulfillment of the conditions precedent is set at July 31, 2018 that may be extended by a further 4 months, upon request of each party, in the event that none of the conditions precedent occur by July 31, 2018°.

Pursuant to the Creditis Sale Agreement, the Company made representations and warranties and has undertaken indemnity obligations consistent with terms and conditions normally applicable in such transactions. The minimum value of claims under the indemnity is equal to Euro 250,000 and the indemnity is capped at 20% of the purchase price.

Chenavari Investment Managers’ purchase of the Creditis shares held by the Company also envisages that upon the closing of the transaction, the Company, Banca Cesare Ponti S.p.A. and Banca del Monte di Lucca S.p.A. – on one side – and Creditis – on the other – enter into a distribution agreement (the “Distribution Agreement”) setting forth, inter alia, Creditis’ prohibition to serve other banking networks in the geographical areas where the Group has a significant presence (depending on the Group’s share of the relevant markets) and the obligations of the Company, Banca Cesare Ponti S.p.A. and Banca del Monte di Lucca S.p.A. to distribute within Italy the Creditis products over a period of 10 years. The Distribution Agreement envisages mutual exclusivity obligations between the parties; in particular, Creditis’s products shall not be distributed by other banks in the territories where the Group’s distribution network has a significant market share.

The Distribution Agreement also envisages that, in the event of significant underperformance compared to the provisions of Creditis’ business plan (approximately 50% lower in terms of volumes) in the first three years of the Distribution Agreement, to be measured for the three year period and subsequently on a biennial basis. The Company may remedy such significant underperformance without penalties by achieving volumes of at least 85% of the levels provided for in Creditis’ business plan over a period of five years by the end of the fifth or tenth year of the Distribution Agreement. The earn-in provisions on the one hand and the significant underperformance on the other hand are alternative measures and not cumulative. For clarity, the earn-in mechanisms may involve the payment of a maximum amount equal to 75% of goodwill (which is equal to approximately Euro 40 million as the difference between the amount paid and the tangible equity of the company) and are not cumulative with other penalties due in case of significant underperformance which, overall, will not exceed the amount equal to the goodwill.

In the case of such significant underperformance: (i) Creditis’ exclusivity obligation shall no longer be effective; and (ii) the Company shall pay penalties to Creditis.

The penalties shall also be due in the event of a change in control of the Company in favor of a financial group or of a sponsor. The amount of the applicable penalties will however be limited to the value of the aforementioned goodwill.

Although the contracts relating to the sale of the Company’s Euro 1.2 billion NPL Portfolio, Recovery Platform and shareholding held in Creditis have already been finalized in execution of the Business Plan, as at the date of this Offering Circular Supplement there remains the uncertainty regarding the effectiveness of these contracts and the impact of the same on the economic and financial situation of the Group. In addition, given the reciprocal conditionality and interrelatedness of these contracts and the underwriting arrangements, notwithstanding the finalization of the aforementioned agreements, the underwriting structure and therefore the subscription in full of the Capital Increase remain uncertain.”

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12.	Plan of Distribution

(a)	On page 362, the first paragraph under “The Equita First Allocation Agreement” is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“The Equita First Allocation Agreement concerns the underwriting by Equita of Remaining Underwritten New Shares of a maximum amount of up to Euro ~~129,950,000~~ 119,950,000 on a first allocation basis (the “Equita First Allocation Commitment”). The Equita First Allocation Agreement is conditional upon (i) the absence of the termination of or withdrawal from, or the occurrence of any circumstances that could lead to the termination of or withdrawal from, the Guarantee Agreement, and the absence of the Guarantors or the third parties who have granted Third Party Commitments not fulfilling their respective underwriting commitments and (ii) the transfer into an escrow account by the Equita First Allocation Sub-Underwriters (as defined below), by the end of the Subscription Period, of funds in an amount equal to the Remaining Underwritten New Shares which it has sub-underwritten. On December 6, 2017 Equita informed the Guarantors that the funds have been transferred by the Equita First Allocation Sub-Underwriters into an escrow account. The Equita First Allocation Commitment is fully sub-underwritten by four sub-underwriters, including Compania Financiera Lonestar S.A. (for Remaining Underwritten New Shares in a maximum amount of Euro 19,950,000) and Credito Fondiario S.p.A. (for Remaining Underwritten New Shares in a maximum amount of Euro 30,000,000) (the four sub-underwriters, collectively, the “Equita First Allocation Sub-Underwriters”). Such sub-underwriting arrangements are conditional upon the absence of the termination of or withdrawal from, or the occurrence of any circumstances that could lead to the termination of or withdrawal from, the Guarantee Agreement, and the absence of the Guarantors or the third parties who have provided underwriting commitments who have granted Third Party Commitments not fulfilling their respective underwriting commitments. In addition, (i) the sub-underwriting agreement entered into by Credito Fondiario S.p.A. (sub-underwriting for Remaining Underwritten New Shares in a maximum amount of Euro 30,000,000) is conditional upon the entering into with the Company of a sale agreement in connection with the disposal of the Company’s Euro 1.2 billion NPL portfolio and the recovery platform by no later than December 5, 2017 on the basis of the binding offer submitted by Credito Fondiario S.p.A.. Given the above, Equita and Credito Fondiario S.p.A. have agreed to amend the aforementioned condition of the sub-underwriting agreement in order to extend the deadline to December 6, 2017. The condition has therefore been satisfied; (ii) the sub-underwriting agreement entered into by an international institutional investor (sub-underwriting for Remaining Underwritten New Shares in a maximum amount of Euro 50,000,000) upon (a) the acceptance by the Company by no later than November 22, 2017 of the binding offer submitted such institutional investor on November 20, 2017 (such condition was later waived, as per the Company’s press release dated November 23, 2017) and (b) the entering into with the Company of a sale agreement in connection with the disposal of Creditis S.p.A. and/or the loan portfolio held by Creditis S.p.A. by no later than December 6, 2017 on the basis of the binding offer received on November 20, 2017 on the basis of such binding offer, and the granting to such investor an exclusivity of 30 calendar days. This last condition has not been satisfied and, as a result, such offer terminated. However, on December 4, 2017 Chenavari Investment Managers entered into a first allocation sub-underwriting agreement with Equita (sub-underwriting for Remaining Underwritten New Shares in a maximum amount of Euro 40,000,000), replacing the commitment by the international institutional investor with the Guarantors agreeing to reduce the maximum total amount of the Equita First Allocation Commitment by Euro 10,000,000 from Euro 129,950,000 to Euro 119,950,000. On December 6, 2017, the Company and Chenavari Investment Managers entered into an agreement relating to the sale of the Company’s controlling stake of 80.1% in Creditis for Euro 80.1 million. For completeness, on December 5, 2017, the Company granted to Chenavari Investment Managers the right of first offer relating to potential disposals of shipping loans or shipping assets that are expected to be carried out in 2018; (iii) the sub-underwriting agreement entered into by an Italian institutional investor (sub-underwriting for Remaining Underwritten New Shares in a maximum amount of Euro 30,000,000) the Company granting, by December 5, 2017, the right to such investor to make an offer to the Company to acquire a non-securitized non-performing loan portfolio of approximately Euro 200 million and to then negotiate such acquisition. On December 5, 2017, the Company granted such right to such Italian institutional investor assuming that this disposal will be launched by the end of March 2018; and (iv) the Lonestar Shareholder’s commitment (sub-underwriting for Remaining Underwritten New Shares in a maximum amount of Euro 19,950,000) is conditional upon (a) the absence of the termination of, withdrawal from, annulment of or inefficacy of the Guarantee Agreement or any Third Party Commitments (including the Lonestar Shareholder’s Commitment) or (b) the absence of the Guarantors or any party providing a Third Party Commitment not fulfilling their obligations thereunder.”

(b)	On page 362, the first paragraph under “The Equita Proportional Agreement” is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“The Equita Proportional Agreement concerns the underwriting by Equita of Remaining Underwritten New Shares to a maximum amount of up to Euro 35,000,000, pro rata with the Guarantors on a pari passu basis (the “Equita Proportional Commitment”). The Equita Proportional Agreement is conditional upon (i) the absence of the termination of or withdrawal from, or the occurrence of any circumstances that could lead to the termination of or withdrawal from, the Guarantee Agreement, and the absence of the Guarantors not fulfilling their underwriting commitments, and (ii) the transfer into an escrow account by the Equita Proportional Sub-Underwriters (as defined below), by the end of the Subscription Period, of funds in an amount equal to the Remaining Underwritten New Shares which it has sub-underwritten by the end of the Subscription Period. On December 6, Equita informed the Guarantors that the funds have been transferred by the Equita First Allocation Sub-Underwriters into an escrow account. The Equita Proportional Commitment is fully sub-underwritten by sub-underwriters (for amounts up to Euro 25,000,000 and Euro 10,000,000, respectively) (collectively, the “Equita Proportional Sub-Underwriters” and, together with the Equita First Allocation Sub-Underwriters, the “Equita Sub-Underwriters”). Such sub-underwriting arrangements are conditional upon the absence of the termination of or withdrawal from, or the occurrence of any circumstances that could lead to the termination of or withdrawal from, the Guarantee Agreement, and the absence of the Guarantors not fulfilling their underwriting commitments.”

(c)	On page 363, the first paragraph under “Commission and Costs” is hereby amended as follows, with new text underlined and deleted text shown in ~~strikethrough~~:

“In the event that all the New Shares are subscribed for pursuant to the exercise of the Rights, the Guarantors will have no obligation to subscribe for any New Shares under the Guarantee Agreement but will be entitled to receive their commissions pursuant to the Guarantee Agreement. In addition, the Company has agreed to reimburse the Guarantors for certain of their expenses in connection with the Rights Offering. Finally, under the Equita First Allocation Agreement, as amended on December 6, 2017 and the Equita Proportional Agreement, we have agreed to pay fees to Equita amounting to 5.4% and 3.4%, respectively, of the value of the maximum number of Remaining Underwritten New Shares to be subscribed by Equita under the Equita First Allocation Agreement and the Equita Proportional Agreement, respectively. The Company estimates that the aggregate amount for costs and other expenses, including the commissions payable to the Guarantors and Equita, will be approximately Euro 52.2 million, Euro 14.7 million of which the Company expects will be payable regardless of the completion of the Capital Increase.”

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WITHDRAWAL RIGHTS

Rights Issue

The first event that has caused publication of the supplement to the Italian Prospectus approved by CONSOB on December 11, 2017 (the “Italian Prospectus Supplement”) and this Offering Circular Supplement (the “Material Event”) occurred during the Subscription Period on December 4, 2017, following the close of markets, when the Company’s board of directors mandated the Company’s CEO to select the counterparty in connection with the disposal of Creditis (“Date of the Material Event”) and the first trading day to which the right of withdrawal applies is December 5, 2017.

Investors who received delivery of the New Shares until and including the Date of the Material Event (December 4, 2017) are not entitled to withdraw following publication of the Italian Prospectus Supplement.

Therefore, in accordance with Article 95-bis, paragraph 2 of the TUF, parties entitled to withdraw their acceptance within two business days following publication of the Italian Prospectus Supplement, by means of written notice to be delivered to their intermediary, are only investors who:

1.	exercised their Rights; and

2.	have received the New Shares from December 5, 2017.

The intermediary shall block the related shares and inform the Company in a timely fashion. The Company shall then proceed with reimbursing such investors for the amount paid by such investors and the New Shares shall be returned to the Company such that, in order to complete the Rights Offering, (i) the related Rights can be reinstated and the Company can carry out the Rights Auction and (ii) in the case that New Shares remain unsubscribed at the end of the Rights Auction, such New Shares will be underwritten pursuant to the Guarantee Agreement. If the conditions are not met, such intermediary shall inform such investor in a timely manner.

In the Company’s opinion, the right of withdrawal shall be reserved only to subscribers of the Rights Issue, and therefore this right may not be exercised by third parties who received the New Shares following a transfer by an original subscriber.

Reserved Tranche

In accordance with Article 95-bis, paragraph 2 of the TUF, investors who have, during the Reserved Tranche Offer Period, agreed to subscribe New Shares, shall be entitled to withdraw their acceptance within two business days subsequent to publication of the Italian Prospectus Supplement, by means of written notice to be delivered to their intermediary.